Exhibit 99.4
Management’s Report on Internal Control Over Financial Reporting
Rohm and Haas Company’s (the “Company’s”) management is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
Rohm and Haas Company’s management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2004. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control – Integrated Framework (COSO). Based on our assessment, management has concluded that, as of December 31, 2004, the Company’s internal control over financial reporting was effective based on those criteria.
Management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2004 has been audited by PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm that audited the Company’s financial statements, as stated in their report, which is included herein.

/s/ Raj L. Gupta	/s/ Jacques M. Croisetiere

Raj L. Gupta	Jacques M. Croisetiere
Chairman, President and Chief Executive Officer	Vice President, Chief Financial Officer

Exhibit 99.4
Report of Independent Registered Public Accounting Firm
To the Board of Directors and Stockholders of Rohm and Haas Company:
We have completed an integrated audit of Rohm and Haas Company’s 2004 consolidated financial statements and of its internal control over financial reporting as of December 31, 2004 and audits of its 2003 and 2002 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.
Consolidated financial statements and financial statement schedule

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders equity and of cash flows present fairly, in all material respects, the financial position of Rohm and Haas Company and its subsidiaries at December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the accompanying financial statement schedule on page S-1 presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
As discussed in Note 1, the Company adopted the new financial accounting standard for goodwill during 2002.
Internal control over financial reporting

Also, in our opinion, management’s assessment, included in Management’s Report on Internal Control Over Financial Reporting appearing on page 39, that the Company maintained effective internal control over financial reporting as of December 31, 2004 based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control — Integrated Framework issued by the COSO. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
February 28, 2005, except as to Notes 1 and 7 for which the date is August 12, 2005

Exhibit 99.4
Rohm and Haas Company and Subsidiaries
Consolidated Statements of Operations

For the years ended December 31,	2004	2003	2002
(in millions, except per share amounts)
Net sales	$7,300	$6,421	$5,727
Cost of goods sold	5,171	4,508	3,934

Gross profit	2,129	1,913	1,793

Selling and administrative expense	994	892	863
Research and development expense	263	235	252
Interest expense	133	126	132
Amortization of intangibles	62	67	69
Restructuring and asset impairments	18	196	177
Loss on early extinguishment of debt	—	4	12
Share of affiliate earnings, net	14	15	15
Other (income), net	(41)	(7)	(5)

Earnings from continuing operations before income taxes and minority interest	$714	$415	$308

Income taxes	207	127	98
Minority interest	11	—	—

Earnings from continuing operations before cumulative effect of accounting change	$496	$288	$210

Discontinued operations:
Gain (loss) on disposal of discontinued line of business, net of income taxes of $1, $5 and $3 in 2004, 2003 and 2002, respectively	1	—	(7)

Earnings before cumulative effect of accounting change	$497	$288	$203

Cumulative effect of accounting change, net of $3 and $57 of income taxes in 2003 and 2002, respectively	—	(8)	(773)

Net earnings (loss)	$497	$280	$(570)

Basic earnings per share (in dollars):
From continuing operations	$2.22	$1.30	$0.95
Gain (loss) on disposal of discontinued line of business	0.01	—	(0.03)
Cumulative effect of accounting change	—	(0.04)	(3.50)

Net earnings (loss) per share	$2.23	$1.26	$(2.58)

Diluted earnings per share (in dollars):
From continuing operations	$2.21	$1.30	$0.95
Gain (loss) on disposal of discontinued line of business	0.01	—	(0.03)
Cumulative effect of accounting change	—	(0.04)	(3.49)

Net earnings (loss) per share	$2.22	$1.26	$(2.57)

Weighted average common shares outstanding — basic	222.9	221.5	220.9
Weighted average common shares outstanding — diluted	224.2	222.4	221.9
See Notes to Consolidated Financial Statements

Rohm and Haas Company and Subsidiaries
Consolidated Statements of Cash Flows

For the years ended December 31,	2004	2003	2002
(in millions)
Cash Flows from Operating Activities
Net earnings (loss)	$497	$280	$(570)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
(Gain) loss on disposal of discontinued line of business, net of income taxes	(1)	—	7
Gain on sale of assets	(19)	(5)	—
Provision for allowance for doubtful accounts	11	20	16
Provision for deferred taxes	(32)	(47)	(20)
Restructuring and asset impairments	18	196	177
Depreciation	419	411	388
Amortization of finite-lived intangibles	62	67	69
Cumulative effect of accounting change, net of income taxes	—	8	773
Stock-based compensation	20	12	4
Changes in assets and liabilities, net of acquisitions and divestitures
Accounts receivable	(123)	(103)	110
Inventories	11	(17)	1
Prepaid expenses and other assets	13	(41)	69
Accounts payable and accrued liabilities	8	63	33
Federal, foreign and other income taxes payable	(21)	78	70
Other, net	19	31	(176)

Net cash provided by operating activities	882	953	951

Cash Flows from Investing Activities
Acquisitions of businesses and affiliates	(5)	(21)	(149)
Proceeds from previous disposition	8	23	23
Increase in restricted cash	(49)	—	—
Cash received from consolidating joint venture	2	—	—
Proceeds from the sale of land, buildings and equipment	28	18	—
Additions to land, buildings and equipment	(322)	(339)	(407)
Payments for hedge of net investment in foreign subsidiaries	(23)	(49)	(22)

Net cash used by investing activities	(361)	(368)	(555)

Cash Flows from Financing Activities
Proceeds from issuance of long-term debt	71	—	156
Repayments of long-term debt	(13)	(507)	(152)
Proceeds from exercise of stock options	47	32	15
Net change in short-term borrowings	(42)	(42)	(52)
Payment of dividends	(217)	(191)	(181)
Proceeds from termination of interest rate swap	43	10	—
Other, net	—	—	(1)

Net cash used by financing activities	(111)	(698)	(215)

Net increase (decrease) in cash and cash equivalents	410	(113)	181
Effect of exchange rate changes on cash and cash equivalents	19	14	22
Cash and cash equivalents at the beginning of the year	196	295	92

Cash and cash equivalents at the end of the year	$625	$196	$295

Supplemental Cash Flow Information

Cash paid during the year for:
Interest, net of amounts capitalized	$139	$143	$139
Income taxes, net of refunds received	224	85	135

Rohm and Haas Company and Subsidiaries
Consolidated Balance Sheets

December 31,	2004	2003
(in millions, except share data)
Assets
Cash and cash equivalents	$625	$196
Restricted cash	49	—
Receivables, net	1,469	1,303
Inventories	841	821
Prepaid expenses and other current assets	263	245

Total current assets	3,247	2,565

Land, buildings and equipment, net of accumulated depreciation	2,929	2,941
Investments in and advances to affiliates	141	145
Goodwill, net of accumulated amortization	1,724	1,662
Other intangible assets, net of accumulated amortization	1,665	1,734
Other assets	389	464

Total Assets	$10,095	$9,511

Liabilities and Stockholders’ Equity
Liabilities
Short-term obligations	$77	$108
Trade and other payables	611	656
Accrued liabilities	839	742
Income taxes payable	213	300

Total current liabilities	1,740	1,806

Long-term debt	2,563	2,473
Employee benefits	706	650
Deferred income taxes	1,059	970
Other liabilities	226	238

Total Liabilities	6,294	6,137

Minority Interest	104	17

Commitments and contingencies

Stockholders’ Equity
Preferred stock; par value — $1.00; authorized- 25,000,000 shares; issued — no shares	—	—
Common stock; par value — $2.50; authorized - 400,000,000 shares; issued - 242,078,349 shares	605	605
Additional paid-in capital	2,062	2,002
Retained earnings	1,370	1,087

	4,037	3,694

Treasury stock at cost (2004 -16,818,129 shares; 2003 - 18,953,822 shares)	(166)	(185)
ESOP shares (2004 - 9,811,464; 2003 - 10,464,850)	(94)	(100)
Accumulated other comprehensive loss	(80)	(52)

Total Stockholders’ Equity	3,697	3,357

Total Liabilities and Stockholders’ Equity	$10,095	$9,511

See Notes to Consolidated Financial Statements

Rohm and Haas Company and Subsidiaries
Consolidated Statements of Stockholders’ Equity

For the years ended December 31, 2004, 2003, and 2002

						Accumulated
		Additional				Other	Total	Total
(in millions, except per share	Common	Paid-in	Retained	Treasury		Comprehensive	Stockholders’	Comprehensive
amounts)	Stock	Capital	Earnings	Stock	ESOP	Income (Loss)	Equity	Income (Loss)

2002
Balance January 1, 2002	$605	$1,961	$1,742	$(208)	$(113)	$(146)	$3,841
Net loss			(570)					$(570)
Current period changes in fair value, net of income taxes of ($3)						5		5
Reclassification to earnings, net of income taxes of $3						(6)		(6)
Cumulative translation adjustment, net of income taxes of $47						53		53
Minimum pension liability, net of income taxes of $9						(50)		(50)

Total comprehensive loss								$(568)

Common dividends ($.82 per share)			(181)
Tax benefit on ESOP			3
Common stock issued:
Under bonus plan		10		8
From ESOP					6

Balance December 31, 2002	$605	$1,971	$994	$(200)	$(107)	$(144)	$3,119

2003
Net earnings			280					$280
Current period changes in fair value, net of income taxes of $3						(5)		(5)
Reclassification to earnings, net of income taxes of ($2)						4		4
Cumulative translation adjustment, net of income taxes of $16						89		89
Minimum pension liability, net of income taxes of $12						4		4

Total comprehensive income								$372

Common dividends ($.86 per share)			(191)
Tax benefit on ESOP			4
Common stock issued:
Under bonus plan		31		15
From ESOP					7

Balance December 31, 2003	$605	$2,002	$1,087	$(185)	$(100)	$(52)	$3,357

2004
Net earnings			497					$497
Current period changes in fair value, net of income taxes of $3						(6)		(6)
Reclassification to earnings, net of income taxes of ($3)						5		5
Cumulative translation adjustment, net of income taxes of ($59)						3		3
Minimum pension liability, net of income taxes of $13						(30)		(30)

Total comprehensive income								$469

Common dividends ($.97 per share)			(217)
Tax benefit on ESOP			3
Common stock issued:
Under bonus plan		60		19
From ESOP					6

Balance December 31, 2004	$605	$2,062	$1,370	$(166)	$(94)	$(80)	$3,697

See Notes to Consolidated Financial Statements

Exhibit 99.4
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 1: Organization and Summary of Significant Accounting Policies
Nature of Business
Rohm and Haas Company was incorporated in 1917 under the laws of the State of Delaware. Our shares are traded on the New York Stock Exchange under the symbol “ROH.” We are a leading specialty materials company that leverages science and technology in many different forms to design materials and processes that enable the products of our customers to work. We serve many different market places, the largest of which include: construction and building products; electronics; household products and personal care; packaging; food and retail; and automotive. To serve these markets, we have significant operations in approximately 100 manufacturing and 37 research facilities in 27 countries. We have approximately 17,000 employees working for us worldwide.
Use of Estimates
Our financial statements are prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”). In accordance with GAAP, we are required to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities in our financial statements and accompanying notes. Actual results could differ from these estimates.
Reclassifications
Certain reclassifications have been made to prior year amounts to conform to the current year presentation.
During the second quarter of 2004, we identified several prior period entries pertaining to the accounting for the acquisition of Morton International that were incorrectly classified on our balance sheet. We corrected the classification of these entries during the second quarter of 2004 and reclassified prior period balances for all periods presented. The net impact of this reclassification was a $60 million increase to goodwill. We concluded that these reclassifications had an immaterial effect on both the current year and prior year financial statements, including the annual goodwill impairment review required by SFAS No. 142, “Goodwill and Other Intangible Assets.”
During the first quarter of 2005, we adopted a streamlined and consistent methodology for allocating shared service costs across all business units and redefined corporate expenses to provide improved management reporting. Therefore, we have modified certain of our disclosures for 2004, 2003 and 2002 to conform to this change. “Shared services” refers to the support activities provided by functions such as Finance, Human Resources, Logistics, Procurement and Information Technology. As a result, we have reclassified amounts between consolidated cost of goods sold, selling and administrative expense, research and development expense, and segment net income for the years ended December 31, 2004, 2003 and 2002, as if the reclassifications had been made at the beginning of these respective years.
Principles of Consolidation
Our consolidated financial statements include the accounts of our company and subsidiaries. We consolidate all entities in which we have a controlling ownership interest. We have no controlling ownership in significant entities that are not consolidated. We have no significant contractual requirements to fund losses of unconsolidated entities. Also in accordance with FIN 46R, “Consolidation of Variable Interest Entities,” we consolidate variable interest entities in which we bear a majority of the risk to the potential losses or gains from a majority of the expected returns (See Footnote 27 for further information regarding the consolidation of variable interest entities).
We use the equity method to account for our investments in companies in which we have the ability to exercise significant influence over operating and financial policies, generally 20-50% owned. Accordingly, our consolidated net earnings or loss include our share of the net earnings or loss of these companies.
We account for our investments in other companies that we do not control and for which we do not have the ability to exercise significant influence, which is generally less than 20%, under the cost method. In accordance with the cost method, the assets are recorded at cost or fair value, as appropriate. All significant intercompany accounts, transactions and unrealized profits and losses are eliminated appropriately in consolidation from our financial results.

Foreign Currency Translation
We translate foreign currency amounts into U.S. dollars in accordance with U.S. GAAP. The majority of our operating subsidiaries in regions other than Latin America use the local currency as their functional currency. We translate the assets and liabilities of those entities into U.S. dollars using the appropriate exchange rates. We translate revenues and expenses using the average exchange rates for the reporting period. Translation gains and losses are recorded in accumulated other comprehensive income or loss, net of taxes, which is a separate component of stockholders’ equity.
For entities that continue to use the U.S. dollar as their functional currency, we translate land, buildings and equipment, accumulated depreciation, inventories, goodwill and intangibles, accumulated amortization and minority interest at their respective historical rates of exchange. We translate all other assets and liabilities using the appropriate exchange rates at the end of period. Revenue, cost of goods sold and operating expenses other than depreciation and amortization are translated using the average rates of exchange for the reporting period. Foreign exchange gains and losses, including recognition of open foreign exchange contracts, are charged or credited to income.
Revenue Recognition
We recognize revenue when the earnings process is complete. This occurs when products are shipped to or received by the customer in accordance with the terms of the agreement, title and risk of loss have been transferred, collectibility is probable and pricing is fixed or determinable. Revenues from product sales are recorded net of applicable allowances. The exception to this practice is for sales made under supplier-owned and managed inventory (“SOMI”) arrangements. We recognize revenue sold under SOMI arrangements when usage of inventory is reported by the customer, generally on a weekly or monthly basis.
Customer payments received in advance are recorded as deferred revenue and recognized into income upon completion of the earnings process. We account for cash sales incentives as a reduction to revenue. Non-cash sales incentives, such as product samples are recorded as a charge to cost of goods sold at the time revenue is recorded.
Amounts billed to customers for shipping and handling fees are included in net sales and costs incurred by the company for the delivery of goods are classified as cost of goods sold in the Consolidated Statements of Operations.
Earnings (Loss) Per Share
We use the weighted-average number of shares outstanding to calculate basic earnings (loss) per share. Diluted earnings (loss) per share include the dilutive effect of stock-based compensation, such as stock options and restricted stock.
Cash and Cash Equivalents
Cash and cash equivalents include cash, time deposits and readily marketable securities with original maturities of three months or less.
Accounts Receivable and Allowance for Doubtful Accounts
Accounts receivable result from a sale of goods or services on terms that provide for future payment. They are created when an invoice is generated and are reduced by payments. We record an allowance for doubtful accounts as a best estimate of the amount of probable credit losses in our existing accounts receivable. We consider factors such as customer credit, past transaction history with the customer, and changes in customer payment terms when determining whether the collection of an invoice is reasonably assured. We review our allowance for doubtful accounts monthly. Past due balances over 90 days and over a specified amount are reviewed individually for collectibilty. Receivables are charged off against the allowance for doubtful accounts when we feel it is probable the receivable will not be recovered.
Inventories
Our inventories are stated at the lower of cost or market. Over half of our inventory is determined by the last-in, first-out (LIFO) method. The remainder is determined by the first-in, first-out (FIFO) method.
Land, Buildings and Equipment, and Accumulated Depreciation
The value of our land, buildings and equipment is carried at cost less accumulated depreciation. These assets are depreciated over their estimated useful lives on straight-line and accelerated methods. Construction costs, labor and applicable overhead related to construction and installation of these assets are capitalized. Expenditures for additions and improvements that extend the lives or increase the capacity of plant assets are capitalized.

Maintenance and repair costs for these assets are charged to earnings as incurred. Replacements and betterment costs are capitalized. The cost and related accumulated depreciation of our assets are removed from the accounting records when they are retired or disposed.
Capitalized Software
We capitalize certain costs, such as software coding, installation and testing, that are incurred to purchase or create and implement internal use computer software in accordance with Statement of Position 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.” The majority of our capitalized software relates to the implementation of our Enterprise Resource Planning (“ERP”) system which was completed in 2004.
Goodwill and Indefinite-Lived Intangible Assets
We consider this to be one of the critical accounting estimates used in the preparation of our consolidated financial statements. We believe the current assumptions and other considerations used to value goodwill and indefinite-lived intangible assets to be appropriate. However, if actual experience differs from the assumptions and considerations used in our analysis, the resulting change could have a material adverse impact on the consolidated results of operations and statement of position.
Prior to 2002, goodwill was amortized on a straight-line basis over periods not greater than 40 years. Effective January 1, 2002, we adopted SFAS No. 142, “Goodwill and Other Intangible Assets.” In accordance with this statement, as of the effective date we ceased amortization of goodwill and indefinite-lived intangibles and reclassified certain intangible assets, such as workforce, to goodwill. Goodwill is assigned to reporting units, which are one level below our operating segments. Goodwill is assigned to the reporting unit that benefits from the synergies arising from each particular business combination. Goodwill and indefinite-lived intangible assets are reviewed annually, or more frequently, if changes in circumstances indicate the carrying value may not be recoverable. To test for recoverability, we typically utilize discounted estimated future cash flows to measure fair value for each reporting unit. This calculation is highly sensitive to both the estimated future cash flows of each reporting unit and the discount rate assumed in these calculations. Our annual impairment review is as of May 31.
As a result of our impairment testing in connection with the adoption of SFAS No. 142, a charge of $830 million ($773 million after-tax) was reflected in 2002. During 2004 and 2003, the annual impairment review was completed without any additional impairments identified.
Impairment of Long-Lived Assets
We consider this to be one of the critical accounting estimates used in the preparation of our consolidated financial statements. We believe the current assumptions and other considerations used to evaluate the carrying value of long-lived assets to be appropriate. However, if actual experience differs from the assumptions and considerations used in our estimates, the resulting change could have a material adverse impact on the consolidated results of operations and statement of position.
Our long-lived assets, other than goodwill and indefinite-lived intangible assets which are discussed above include land, buildings, equipment, long-term investments, and other intangible assets. Long-lived assets, other than investments, goodwill and indefinite-lived intangible assets, are depreciated over their estimated useful lives, and are reviewed for impairment whenever changes in circumstances indicate the carrying value of the asset may not be recoverable. Such circumstances would include items such as a significant decrease in the market price of a long-lived asset, a significant adverse change in the manner the asset is being used or planned to be used or in its physical condition or a history of operating or cash flow losses associated with the use of the asset. In addition, changes in the expected useful life of these long-lived assets may also be an impairment indicator. When such events or changes occur, we estimate the fair value of the asset primarily from future cash flows expected to result from the use and, if applicable, the eventual disposition of the assets and compare that to the carrying value of the asset. If the carrying value is greater than the fair value, an impairment loss is recorded. In some circumstances the carrying value may be appropriate; however, the event that triggered the review of the asset may indicate a revision to the service life of the asset. In such cases, we will accelerate depreciation to match the revised useful life of the asset.
The key variables that we must estimate include assumptions regarding sales volume, selling prices, raw material prices, labor and other benefit costs, capital additions, assumed discount rates and other economic factors. These variables require significant management judgment and include inherent uncertainties since they are forecasting future events. If such assets are considered impaired, an impairment loss is recognized equal to the amount by which the asset’s carrying value exceeds its fair value.

The fair values of our long-term investments are dependent on the financial performance and solvency of the entities in which we invest, as well as volatility inherent in their external markets. In assessing potential impairment for these investments, we will consider these factors as well as the forecasted financial performance of the investment entities. If these forecasts are not met, we may have to record impairment charges.
Research and Development
We expense all research and development costs as incurred.
Litigation and Environmental Contingencies and Reserves
We are involved in litigation in the ordinary course of business including personal injury, property damage and environmental litigation. Additionally, we are involved in environmental remediation and spend significant amounts for both Company-owned and third party locations. In accordance with GAAP, we are required to assess these matters to: 1) determine if a liability is probable; and 2) record such a liability when the financial exposure can be reasonably estimated. The determination and estimation of these liabilities are critical to the preparation of our financial statements.
In reviewing such matters, we consider a broad range of information, including the claims, demands, settlement offers received from governmental authorities or private parties, estimates performed by independent third parties, identification of other responsible parties and an assessment of their ability to contribute and our prior experience, to determine if a liability is probable and if the value is reasonably estimable. If both of these conditions are met, we record a liability. If we believe that no best estimate exists, we accrue the minimum in a range of possible losses, as we are required to do under GAAP. If we determine a liability to be only reasonably possible, we consider the same information to estimate the possible exposure and disclose the potential liability.
Our most significant reserves have been established for remediation and restoration costs associated with environmental damage. As of December 31, 2004, we have $137 million reserved for environmental related costs. We conduct studies and site surveys to determine the extent of environmental damage and necessary remediation. With the expertise of our environmental engineers and legal counsel we determine our best estimates for remediation and restoration costs. These estimates are based on forecasts of future costs for remediation and change periodically as additional and better information becomes available. Changes to assumptions and considerations used to calculate remediation reserves could materially affect our results of operations. If we determine that the scope of remediation is broader than originally planned, discover new contamination, discover previously unknown sites or become subject to related personal injury or property damage claims, our estimates and assumptions could materially change.
We believe the current assumptions and other considerations used to estimate reserves for both our environmental and other legal liabilities are appropriate. These estimates are based in large part on information currently available and the current laws and regulations governing these matters. If additional information becomes available or there are changes to the laws or regulations or actual experience differs from the assumptions and considerations used in estimating our reserves, the resulting change could have a material impact on the consolidated results of our operations and statement of position.
Income Taxes
We consider this to be one of the critical accounting estimates used in the preparation of our consolidated financial statements. We believe the current assumptions and other considerations used to determine our current year and deferred income tax provisions to be appropriate. However, if actual experience differs from the assumptions and considerations used, the resulting change could have a material adverse impact on the consolidated results of operations and statement of position.
We use the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the estimated future consequences of temporary differences between the financial statement carrying value of assets and liabilities and their values as measured by tax laws. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized.
Treasury Stock
Treasury stock consists of shares of Rohm and Haas stock that have been issued, but subsequently reacquired. We account for treasury stock purchases under the cost method. In accordance with the cost method, we account for the entire cost of acquiring shares of our stock as treasury stock, which is a contra equity account. When these shares are reissued, we use a LIFO method for determining cost. Proceeds in excess of cost are credited to additional paid-in capital.

Stock-Based Compensation
We have various stock-based compensation plans for directors, executives and employees, which are comprised primarily of restricted stock, restricted stock units and stock option grants. Prior to 2003, we accounted for these plans under APB Opinion No. 25, “Accounting for Stock Issued to Employees.” Accordingly, no compensation expense was recognized prior to 2003 for stock options.
Effective January 1, 2003, we prospectively adopted the fair value method of recording stock-based compensation as defined in SFAS No. 123, “Accounting for Stock-Based Compensation.” As a result, we began to expense the fair value of stock options awarded to employees after January 1, 2003. The fair value is calculated using the Black-Scholes pricing model as of the grant date and is recorded as compensation expense over the appropriate vesting period, which is typically three years. We also calculate and record the fair value of our restricted stock awards in accordance with SFAS No. 123. Compensation expense is recognized over the vesting period, which is typically five years.
In December 2004, the Financial Accounting Standards Board (FASB) amended SFAS No. 123. This Statement supersedes APB No. 25, “Accounting for Stock Issued to Employees,” and its related implementation guidance. This Statement eliminates the prospective option we have applied under SFAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure,” and requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values beginning with the first interim or annual period after June 15, 2005. Due to the fact that the majority of our options issued prior to January 1, 2003, the date we adopted SFAS No. 123, will have vested as of June 15, 2005, the revised computations are not expected to have a material impact on our financial statements.
The disclosure requirements of SFAS No. 148 provide that pro forma net earnings (loss) and net earnings (loss) per share be presented as if the fair value based method had been applied to all awards granted to employees, not just awards granted after the date of adoption. Since we chose the prospective method of expensing stock options, the actual stock-based compensation expense recorded in 2003 and 2004 is less than the amount calculated for this pro forma disclosure requirement.

(in millions, except per share amounts)	2004	2003	2002

Net earnings (loss), as reported	$497	$280	$(570)
Add: Stock-based employee compensation expense included in reported net earnings(loss), after-tax	13	7	2
Deduct: Total stock-based compensation expense determined under the fair value based method for all awards, net of related tax effects	(26)	(26)	(23)

Pro forma net earnings (loss)	$484	$261	$(591)

	2004	2003	2002

Net earnings (loss) per share
Basic, as reported	$2.23	$1.26	$(2.58)
Basic, pro forma	2.17	1.18	(2.68)

Diluted, as reported	$2.22	$1.26	$(2.57)
Diluted, pro forma	2.16	1.17	(2.66)
Accounting for Derivative Instruments and Hedging Activities
We use derivative and non-derivative instruments to manage market risk arising out of changes in interest rates, foreign exchange rates and commodity prices. These instruments are accounted for under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended, which we adopted as of January 1, 2001.
The accounting standards require that all derivative instruments be reported on the balance sheet at their fair values. For derivative instruments designated as fair value hedges, changes in the fair value of the derivative instruments generally offset the changes in fair value of the hedged items in the Consolidated Statements of

Operations. For derivative instruments designated as cash flow hedges to reduce the variability of future cash flows related to forecasted transactions, the effective portions of hedges are recorded in accumulated other comprehensive income (loss) until the hedged items are realized and recorded in earnings. When cash flow hedges are terminated early but the underlying hedged forecast transactions are likely to occur, related gains or losses are deferred in accumulated other comprehensive income (loss) until the hedged items occur. Any ineffective portions of the hedges are recognized in current period earnings.
Changes in the value of derivative or non-derivative instruments, which are designated as, and meet all of the criteria for, hedges of net investments are recorded in accumulated other comprehensive income (loss) based on changes measured on a spot-to-spot basis of exchange rates. Ineffective portions of net investment hedges are charged to earnings.
Changes in the fair values are immediately recorded in current period earnings if derivative instruments were not designated as hedges or fail to meet the criteria as effective hedges.
Cash flows resulting from our hedging activities are reported under operating activities in our Consolidated Statements of Cash Flows, except for cash flows from derivatives hedges of net investments in foreign subsidiaries, which are reported separately under investing activities.
Note 2: Acquisitions and Dispositions of Assets
2004
We had no significant acquisitions or dispositions during 2004. Effective January 1, 2004, we began consolidating the results of one of our joint ventures in accordance with FIN 46R. (See note 27 to the Consolidated Financial Statements)
2003
We made no significant acquisitions in 2003. In March 2003, we completed the sale of our dry film photoresist business to Eternal Chemical Company. As a result of this sale, we closed our North American and European dry film photoresist manufacturing operations. Eternal Chemical Company will manufacture its newly expanded dry film Photoresist product line under the Eternal company label. As part of the divestiture, we have entered into an agreement to distribute the entire Eternal dry film photoresist product line in North America and Europe, as well as to our existing customers in Asia.
2002
We made no significant divestitures in 2002. The following significant acquisitions were completed in 2002. In September 2002, we acquired certain assets and liabilities of Ferro Corporation’s European powder coatings business for approximately $60 million. This business produces materials used mostly by manufacturers of metal products to finish materials like window frames and automotive wheels.
In December 2002, we acquired the global Plastics Additives business of our joint venture partner, Kureha Chemical, for approximately $57 million. Included in the acquisition are the commercial operations throughout the Asia-Pacific Region and other areas along with the manufacturing facilities and laboratories in Singapore, as well as technical service laboratories in Beijing. Additionally, we gained full control of manufacturing sites in Singapore and Grangemouth, Scotland, which were sites previously part of the joint venture. The acquisition effectively terminates the joint ventures we had with Kureha Chemical.

Note 3: Provision for Restructuring and Asset Impairments

(in millions)	2004	2003	2002

Severance and employee benefits	$18	$96	$17
Asset impairments, net of gains on sales	2	96	158
Other, including contract lease termination penalties	(2)	4	2

Amount charged to earnings	$18	$196	$177
Restructuring and Asset Impairment by Business Segment

Pre-Tax	Year Ended
(in millions)	December 31,
Business Segment	2004	2003	2002

Coatings	$2	$104	$13
Performance Chemicals	5	51	23
Monomers	1	2	(1)
Electronic Materials	3	—	126
Adhesives and Sealants	3	5	6
Salt	—	—	—
Corporate	4	34	10

Total	$18	$196	$177
2004
Severance and Employee Benefits
In 2004, we recognized a net $18 million of severance and associated employee benefit expense, of which $33 million, affecting 500 positions pertained to 2004 initiatives. The 2004 initiatives included: $18 million associated with the reorganization of our Plastics Additives, Architectural and Functional Coatings, Adhesives and Sealants and Electronic Materials businesses; and $15 million associated with several smaller reduction in force efforts, primarily associated with our administrative support functions. These initiatives were designed to reduce redundant costs and reposition our workforce to capitalize on the enhancements made possible by the implementation of our Enterprise Resource Planning System.
Offsetting these charges were $3 million of reductions to reserves recorded in the current year and $12 million for prior years initiatives. These changes in estimates are largely related to a reduction in the design and scope of our previously announced North American support services restructuring, as certain business model transformation opportunities did not generate the anticipated benefits, and change in estimates for the North American Plastics Additives initiative announced in the second quarter of 2004.

As of December 31, 2004, 102 positions of the 500 identified have been eliminated. The balance at December 31, 2004, recorded for severance and employee benefits, is included in accrued liabilities in the Consolidated Balance Sheet. Our restructuring initiatives are generally completed in 12 to 18 months.
2004 Restructuring Initiatives

				Balance
(in millions)	2004 Expenses	Changes in Estimates	Payments	December 31, 2004
Severance and employee benefits, and other costs	$34	$(3)	$(3)	$28
Asset Impairments
In 2004, we recognized $2 million in asset impairment charges primarily related to an administrative functions initiative announced in the second quarter.
2003
Severance and Employee Benefits
In 2003, we recognized a net $96 million of severance and associated employee benefit expense, of which $82 million, affecting 1,460 positions in total, pertained to 2003 initiatives. The 2003 initiatives included: $22 million pertaining to a European restructuring which commenced in the second quarter; $25 million associated with the elimination of positions primarily in our North American support services, such as logistics, human resources, procurement, and information technology announced in the fourth quarter; and $35 million associated with several smaller reduction in force efforts in all of our businesses throughout the year. In most cases, separated employees were offered early termination benefits. The charge is based on actual amounts paid to employees as well as amounts expected to be paid upon termination. These initiatives were designed to address business and infrastructure inefficiencies, reduce redundant costs and reposition our workforce to capitalize on the enhancements made possible by the implementation of our Enterprise Resource Planning system.
Included in the net $96 million charge is $14 million of expense, comprised of a $2 million reversal of charges recorded in 2003 for current year initiatives, and a $16 million increase in expense pertaining to 2002 initiatives. Changes in estimates are recorded when actual costs are compared to original estimates, and reserves are adjusted when expenses are finalized. The changes to prior year initiatives mostly include settlement losses on pension obligations as individual pension liabilities were settled from the pension plan. We recognize pension settlement gains or losses at the time an employee’s individual liability is settled within the pension plan in accordance with GAAP.
As of December 31, 2004, 858 positions of the 1,460 originally identified have been eliminated. In 2004, we reduced the total number of positions to be affected by these initiatives by 350 positions. This reduction is primarily a result of the change in scope of the North American support services restructuring. The balance at December 31, 2004, recorded for severance and employee benefits, was included in accrued liabilities in the Consolidated Balance Sheet. A summary of the 2003 initiatives is presented below:
2003 Restructuring Initiatives

				Balance			Balance
	2003	Changes to		Dec. 31	Changes to		Dec. 31,
(in millions)	Expenses	Estimates	Payments	2003	Estimates	Payments	2004

Severance and employee benefits	$82	$(2)	$(15)	$65	$(11)	$(34)	$20
Contract and lease termination and other costs	2	—	(1)	1	(1)	—	—

Total	$84	$(2)	$(16)	$66	$(12)	$(34)	$20

Asset Impairments
In 2003, we recognized a net $96 million of asset impairment charges. Of the total, $116 million was recognized as asset impairment charges recorded to adjust the carrying value of certain assets to their fair value, which was calculated using cash flow analyses. The largest impairment of approximately $80 million of finite-lived intangible assets related to the Lamineer product line of the Powder Coatings business in the Coatings segment. The remaining charge consisted primarily of $15 million of finite-lived intangible assets and $7 million of net fixed assets associated with our Specialty Magnesia product line in the Performance Chemicals segment, which was acquired from Morton, and $14 million of other building and equipment impairments. Gains on sales of previously impaired assets offset the total impairment charge by $20 million.
2002
Severance and Employee Benefits
In 2002, we recognized a net $17 million of severance and associated employee benefit expense, of which $31 million pertained to initiatives launched in 2002, affecting 410 positions in total. These initiatives include: $11 million primarily for the closure of two European plants and smaller restructuring initiatives undertaken in several of our businesses. In addition, $20 million was associated with a general reduction in force of over 200 positions throughout various functions of our organization. In most cases, separated employees were offered early termination benefits. The charge was based on actual amounts paid to employees as well as amounts expected to be paid upon termination. Offsetting the 2002 charge was $14 million of income resulting from pension settlement gains associated with individuals terminated from our pension plans and changes to estimates, both of which were in connection with our 2001 repositioning.
As of December 31, 2004, a majority of initiatives launched in prior years were materially complete. The balance at December 31, 2004, recorded for severance and employee benefits, was included in accrued liabilities in the Consolidated Balance Sheet.
Asset Impairments
In 2002, $158 million in non-cash asset impairments were recorded to reduce the carrying value of certain identified assets to their fair values, which were calculated using cash flow analyses. The largest, single asset write-down was $121 million, recorded to write-down certain long-lived intangible and fixed assets of the Circuit Board Technologies business in the Electronic Materials segment. The remaining $37 million of non-cash charges, recorded during 2002, related largely to the closure of two European plants and other building and equipment impairments.
Note 4: Other Income, Net
We recorded other income, net of $41 million, $7 million and $5 million during the years ended December 31, 2004, 2003 and 2002, respectively. The major categories of our other income, net are summarized in the following table:

(in millions)	2004	2003	2002

Royalty income	$8	$19	$15
Foreign exchange losses and related hedging cost	(19)	(1)	3
Interest income	9	5	6
Sale of real estate	11	5	—
Sale of remaining interest in European Salt Business	8	—	—
Other, net	24	(21)	(19)

Total	$41	$7	$5

Note 5: Financial Instruments
We use derivative and non-derivative financial instruments, under established policies, to manage market risk arising out of changing foreign exchange rates, interest rates and commodity prices, which have a material impact on our earnings, cash flows and fair values of assets and liabilities. We do not use derivative instruments for trading or speculative purposes. Our policies also prohibit us from entering into leveraged derivative instruments and instruments that cannot be valued by independent third parties. We manage counter-party risk by diversifying trading among major financial institutions with investment grade credit ratings and by limiting our dependence upon each institution consistent with our assessment of credit quality.
Currency Hedges
We enter into foreign exchange option and forward contracts in order to reduce the risk associated with variability in our operating results from foreign-currency-denominated cash flows. These contracts are designated as foreign currency cash flow hedges covering portions of our twelve-month forecasted cash flows. The table below summarizes by currency the notional value of foreign currency cash flow hedging contracts in U.S. dollars outstanding at each balance sheet date:

(in millions)	2004	2003

Euro	$170	$175
Japanese yen	27	19
Australian dollar	11	10
Other	—	2

Total	$208	$206
These contracts mature when the underlying cash flows being hedged are forecasted to be realized. Because the option and forward contracts are considered highly effective hedges, the cash value less cost will be reflected in earnings at maturity. All contracts are marked-to-market at each balance sheet date with changes in fair value prior to maturity recorded in accumulated other comprehensive income (loss). For the years ended December 31, 2004 and 2003, these contracts decreased in value resulting in a $5 million accumulated after-tax loss for each period which is recorded in accumulated other comprehensive income (loss). For the years ended December 31, 2004, 2003 and 2002, after-tax losses of $7 million and $8 million and an after-tax gain of $4 million, respectively, were recorded in earnings related to foreign currency cash flow hedging contracts that matured during the respective periods. Changing market conditions will impact the actual amounts recorded to earnings during the following twelve-month periods. Both the effective and ineffective portions of cash flow hedges recorded in the Consolidated Statements of Operations are classified in other income, net.
We contract with counter-parties to buy and sell foreign currency to offset the impact of exchange rate changes on recognized assets and liabilities denominated in non-functional currencies, including intercompany loans. These contracts generally require exchange of one foreign currency for another at a fixed rate at a future date. These contracts are designated as foreign currency fair value hedges with maturities generally less than twelve months. All contracts are marked-to-market at each balance sheet date with changes in fair value recorded in other income, net. For the years ended December 31, 2004, 2003 and 2002, after-tax gains of $6 million, $13 million and $6 million, respectively, were recorded in earnings for foreign currency fair value hedges.

The following table sets forth the notional amounts of foreign currency fair value hedges outstanding at each balance sheet date:

(in millions – U. S. dollars)
Buy Currency	Sell Currency	2004	2003

British pound	Euro	$18	$28
Canadian dollar	Euro	3	—
Euro	British pound	3	31
Euro	Canadian dollar	126	32
Euro	Japanese yen	13	56
Euro	Singapore dollar	37	39
Euro	South African rand	6	6
Euro	U. S. dollar	125	108
Euro	Swedish krona	12	11
Japanese yen	Euro	—	15
Japanese yen	Indian rupee	12	11
Swedish krona	Euro	2	5
Swiss franc	Euro	—	46
Swiss franc	U. S. dollar	27	—
U.S. dollar	Australian dollar	19	—
U.S. dollar	Euro	45	286
U.S. dollar	Japanese yen	26	25
U.S. dollar	New Zealand dollar	7	—
Other	Other	5	5

Total		$486	$704

We utilize foreign exchange forward and currency collar contracts together with non-dollar borrowings to hedge the foreign currency exposures of our net investments in foreign operating units in Europe and Japan. These derivative instruments and non-dollar borrowings are designated as hedges of net investments. Accordingly, the effective portions of foreign exchange gains or losses on these hedges are recorded as part of the cumulative translation adjustment, which is part of accumulated other comprehensive income (loss). At December 31, 2004 and 2003, $140 million and $122 million in after-tax losses, respectively, were recorded in cumulative translation adjustment representing the effective portions of foreign exchange losses on these hedges. Of those amounts, $54 million and $60 million in after-tax losses at December 31, 2004 and 2003, respectively, were related to short-term Euro and long-term Japanese yen borrowings and the remainder was related to exchange forward and currency collar contracts in these currencies.
Total derivative and non-functional currency liabilities designated as hedges of net investments outstanding at December 31, 2004 were $576 million compared to $517 million outstanding at December 31, 2003. The following table sets forth the derivative and non-derivative positions designated as hedges of net investments outstanding at December 31, 2004 and 2003:

	2004		2003
(in millions)	Derivative	Non-derivative	Derivative	Non-derivative

Euro	$305	$—	$257	$—
Japanese yen	76	195	73	187

Total	$381	$195	$330	$187

Included in other comprehensive income as cumulative translation adjustment for the years ended December 31, 2004 and 2003 were gains of $25 million and $22 million, respectively, net of hedge losses. The amounts that are considered ineffective on these net investment hedges were recorded in interest expense. Interest expense was decreased by $1 million for the years ended December 31, 2004 and 2003 and increased by $1 million in 2002.
As of December 31, 2004 and 2003, we maintained hedge positions of immaterial amounts that were effective as hedges from an economic perspective but did not qualify for hedge accounting under SFAS No. 133, as amended. Such hedges consisted primarily of emerging market foreign currency option and forward contracts, and have been marked-to-market through income, with an immaterial impact on earnings.
Commodity Hedges
We use commodity swap, option, and collar contracts to reduce the effects of changing raw material prices. These contracts are designated and accounted for as cash flow hedges. The notional value of commodity hedges outstanding at December 31, 2004 and 2003 was $34 million and $31 million, respectively.
Included in accumulated other comprehensive income (loss) at December 31, 2004 and 2003 are $1 million and $2 million in after-tax gains, respectively, which represents the accumulated market value changes in those outstanding commodity swap, option, and collar contracts. These contracts are considered highly effective as hedges and will mature consistent with our purchases of the underlying commodities during the following twenty-four month period. The actual amounts to be charged to earnings when these contracts mature will depend upon spot market prices when these contracts mature. For the years ended December 31, 2004, 2003 and 2002, $3 million, $5 million and $3 million in gains, respectively, were recorded as components of costs of goods sold with the related tax effect recorded in tax expense with respect to those commodity swap, option and collar contracts maturing during the same periods.
Interest Rate Hedges
We use interest swap agreements to maintain a desired level of floating rate debt. In 2001, we entered into interest rate swap agreements with a notional value of $950 million, which converted the fixed rate components of the $451 million notes due July 15, 2004 and the $500 million notes due July 15, 2009 to a floating rate based on three-month LIBOR. During December 2003 we redeemed the $451 million notes early, and terminated the related interest rate swap agreements with a $450 million notional value. During May 2004 we terminated the $500 million notional value interest rate swap agreements and received $43 million. These proceeds will be amortized as a reduction to interest expense over the remaining life of the $500 million notes. During October 2003 and May 2004 we entered into interest rate swap agreements with a notional value totaling €400 million, which convert the fixed rate components of €400 million notes due March 9, 2007 to a floating rate based on six-month EURIBOR.
The interest rate swap agreements are designated and accounted for as fair value hedges. The changes in fair value of interest rate swap agreements are marked-to-market through income together with the offsetting changes in fair value of the underlying notes using the short cut method of measuring effectiveness. As a result, the carrying amount of these notes was increased by $4 million at December 31, 2004 and $55 million at December 31, 2003, while the fair value of the swap agreements was reported as other assets in the same amount.
Fair Values and Carrying Amounts of Financial Instruments
The fair value of financial instruments was estimated based on the following methods and assumptions:

➢	Cash and cash equivalents, restricted cash, accounts receivable, accounts payable and notes payable — the carrying amount approximates fair value due to the short maturity of these instruments.

➢	Short and long-term debt — quoted market prices for the same or similar issues at current rates offered to us for debt with the same or similar remaining maturities and terms.

➢	Interest rate swap agreements — market prices of the same or similar agreements quoted as of the balance sheet date.

➢	Foreign currency option contracts — Black-Scholes calculation using market data as of the balance sheet date.

➢	Foreign currency forward and swap agreements — application of market data as of the balance sheet date to contract terms.

➢	Commodity swap, option and collar contracts — counter-party quotes as of the balance sheet date.
The carrying amounts and fair values of material financial instruments at December 31, 2004 and 2003 are as follows:
Asset/(Liability)

	2004		2003
(in millions)	Carrying Amount	Fair Value	Carrying Amount	Fair Value

Short-term debt	$(77)	$(77)	$(108)	$(108)
Long-term debt	(2,466)	(2,870)	(2,360)	(2,796)
Interest rate swap agreements	4	4	55	55
Foreign currency options	4	4	1	1
Foreign exchange forward and swap contracts	4	4	(2)	(2)
Natural gas swap agreements	1	1	3	3
Natural gas option and collar agreements	1	1	1	1
Note 6: Income Taxes
Earnings from continuing operations before income taxes and cumulative effect of accounting change earned within or outside the United States from continuing operations are shown below:

(in millions)	2004	2003	2002

United States
Parent and Subsidiaries	$377	$205	$149
Affiliates	3	1	4
Foreign
Subsidiaries	322	195	144
Affiliates	12	14	11

Earnings from continuing operations before income taxes and cumulative effect of accounting change	$714	$415	$308
The provision for income taxes from continuing operations before cumulative effect of accounting change is composed of:

(in millions)	2004	2003	2002

Income taxes on U.S. earnings
Federal
Current	$130	$121	$72

Deferred	(20)	(69)	(34)
State and other	2	4	5

Total taxes on U.S. earnings	112	56	43

Taxes on foreign earnings
Current	107	49	41
Deferred	(12)	22	14

Total taxes on foreign earnings	95	71	55

Total Income Taxes	$207	$127	$98

The provision for income taxes attributable to items other than continuing operations is shown below:

(in millions)	2004	2003	2002

Gain (loss) on disposal of discontinued line of business	$1	$(5)	$(3)
Cumulative effect of accounting change	—	(3)	(57)
Deferred income taxes reflect temporary differences between the valuation of assets and liabilities for financial and tax reporting. Details at December 31, 2004 and 2003 were:

(in millions)	2004	2003

Deferred tax assets related to:
Compensation and benefit programs	$303	$342
Asset impairments and restructuring reserves	31	23
Accruals for waste disposal site remediation	26	22
All other	57	116

Total deferred tax assets	417	503

Deferred tax liabilities related to:
Intangible assets	561	573
Depreciation and amortization	471	485
Pension programs	129	155
All other	139	126

Total deferred tax liabilities	1,300	1,339

Net deferred tax liability	$883	$836

At December 31, 2004, the Company had foreign and state net operating losses of $379 million and $442 million, respectively, which carry a full valuation allowance. Of these, $182 million have no expiration and the remaining will expire in future years as follows: $61 million in 2005, $88 million in 2006, $16 million in 2007, $21 million in 2008 and the remaining balance in other years.
Deferred taxes, which are classified into a net current and non-current balance by tax jurisdiction, are presented in the balance sheet as follows:

(in millions)	2004	2003

Prepaid expenses and other current assets	$172	$134
Other assets	8	—
Accrued liabilities	4	—
Deferred income taxes	1,059	970

Net deferred tax liability	$883	$836
For the year ended December 31, 2004 we recorded an adjustment of $60 million of which $30 million relates to prior periods to properly reflect deferred taxes on the cumulative translation adjustment. We determined this adjustment was not material to prior periods and as a result recorded the prior period items as an adjustment to accumulated other comprehensive income in the current year.

The effective tax rate on pre-tax income differs from the U.S. statutory tax rate due to the following:

	2004	2003	2002
(in millions)%		%	%

Statutory tax rate	35.0	35.0	35.0
U.S. business credits	(2.8)	(4.3)	(5.6)

Foreign, including credits	(3.0)	(0.6)	(1.4)

Non-deductible restructuring and asset impairments	(0.1)	(0.4)	0.6

Other, net	(0.1)	0.9	3.3
Effective tax rate	29.0	30.6	31.9
At December 31, 2004 and 2003, we provided deferred income taxes for the assumed repatriation of substantially all unremitted foreign earnings.
Note 7: Segment Information
Rohm and Haas is a diversified, worldwide manufacturer and supplier of technically advanced products and services that enable the creation of leading-edge consumer goods. We serve many different end-use markets, the largest of which include: construction and building; electronics; household products and personal care; packaging; food and retail; and automotive.
We conduct our worldwide operations through global businesses, which are aggregated into reportable operating segments based on the nature of the products and production processes, end-use markets, channels of distribution and regulatory environment. The operating segments reported below are the segments of the Company for which separate financial information is available and for which operating results are evaluated regularly by the Chief Executive Officer in deciding how to allocate resources and in assessing performance.
We operate six reportable operating segments: Coatings, Adhesives and Sealants, Electronic Materials, Performance Chemicals, Salt and Monomers as described below. The Coatings, Electronic Materials and Performance Chemicals business segments aggregate operating segments.
During the first quarter of 2005, we adopted a streamlined and consistent methodology for allocating shared service costs across all business units and redefined corporate expenses to provide improved management reporting. Therefore, we have modified certain of our disclosures for 2004, 2003 and 2002 to conform to this change. (See Note 1, “Reclassifications”, for further discussion)

➢	Coatings

This segment is comprised of three businesses: Architectural and Functional Coatings; Powder Coatings; and Automotive Coatings. Architectural and Functional Coatings produces acrylic emulsions and additives that are used to make industrial and decorative coatings, varnishes and specialty finishes. This segment also offers products that serve a wide variety of coatings to: industrial markets for use on metal, wood and in traffic paint; the building industry for use in roofing materials, insulation and cement markets; and consumer markets for use in paper, textiles and non-woven fibers, graphic arts and leather markets. Powder Coatings produces a comprehensive line of powder coatings that are sprayed onto consumer and industrial products and parts in a solid form. Our powder coatings are used on a wide variety of products, ranging from door handles to patio and deck furniture, to windshield wipers, televisions and industrial shelving. Automotive Coatings formulates and manufactures decorative and functional coatings for plastic automotive parts such as bumper covers and interior and exterior trim of cars and trucks.

➢	Performance Chemicals

This segment includes the sales and operating results of Plastics Additives, Process Chemicals (which was formed in 2003 by combining Inorganic and Specialty Solutions and Ion Exchange Resins), Consumer and Industrial Specialties and other smaller business groups. These businesses provide products that serve a diverse set of markets, from consumer products, to additives used to manufacture plastic and vinyl products, to water treatment and purification processes for food and pharmaceutical markets, to newsprint processing.

➢	Monomers

This segment produces methyl methacrylate, acrylic acid and associated esters as well as specialty monomer products. Monomers serve as the building block for many of the acrylic technologies in our other business segments and are sold externally for applications such as super absorbent polymers and acrylic sheet.

➢	Electronic Materials

This segment provides cutting-edge technology for use in telecommunications, consumer electronics and household appliances. The Circuit Board Technologies business develops and delivers the technology, materials and fabrication services for increasingly powerful, high-density printed wiring boards in computers, cell phones, automobiles and many other electronic devices today. Our Packaging and Finishing Technologies develops and delivers innovative materials and processes that boost the performance of a diverse range of electronic, optoelectronic and industrial packaging and finishing applications. Semiconductor Technologies develop and supply integrated products and technologies on a global basis enabling our customers to drive leading edge semiconductor design to boost performance of semiconductor devices powered by smaller and faster chips. This business also develops and delivers materials used for chemical mechanical planarization (“CMP”), the process used to create the flawless surfaces required to allow manufacturers to make faster and more powerful integrated circuits and electronic substrates.

➢	Adhesives and Sealants

The Adhesives and Sealants segment provides a vast array of formulated, value-adding products derived from a broad range of technologies including our world-class acrylic technology. This segment offers various products including packaging, pressure sensitive, construction, and transportation adhesives based on numerous chemistries and technologies, including acrylic emulsion polymers markets.

➢	Salt

Some of the most recognized consumer brand names and product symbols are found here, including the leading brand of table salt in the United States – Morton Salt, with its “little Salt Girl”, and Windsor Salt, Canada’s leading brand. Even though the consumer salt business is best known, this segment extends well beyond this market and includes salt used for water conditioning, ice control, food processing and chemical/industrial use.
The table below presents net sales by business segment. Segment eliminations are presented for intercompany sales between segments.

(in millions)	2004	2003	2002

Coatings	$2,395	$2,135	$1,866
Performance Chemicals	1,590	1,382	1,217
Monomers	1,383	1,152	970
Electronic Materials	1,250	1,079	987
Adhesives and Sealants	693	632	592
Salt	829	801	706
Elimination of Intersegment Sales	(840)	(760)	(611)

Total	$7,300	$6,421	$5,727

The table below presents summarized financial information about our reportable segments:

				Electronic	Adhesives
		Performance		Materials	&		Corporate
2004	Coatings	Chemicals	Monomers	(1)	Sealants	Salt	(2)	Total

Earnings (loss) from continuing operations before cumulative effect of accounting change (3,4)	$212	$151	$95	$127	$37	$49	$(175)	$496

Share of affiliate earnings, net	8	—	—	3	3	—	—	14

Depreciation	87	86	62	51	38	70	25	419

Amortization	11	13	1	21	8	7	1	62

Segment assets	1,874	1,450	823	1,697	1,153	1,663	1,435	10,095
Capital additions	63	34	74	49	11	35	56	322

					Adhesives
		Performance		Electronic	&		Corporate
2003	Coatings	Chemicals	Monomers	Materials	Sealants	Salt	(2)	Total

Earnings (loss) from continuing operations before cumulative effect of accounting change (3,4)	$134	$61	$76	$92	$9	$54	$(138)	$288

Share of affiliate earnings, net	8	—	—	5	2	—	—	15

Depreciation	82	90	61	46	35	71	26	411

Amortization	14	14	—	21	8	8	2	67

Segment assets (4)	1,834	1,500	711	1,604	1,170	1,673	1,019	9,511
Capital additions	54	40	67	38	16	27	97	339

Notes:

(1)	In accordance with FIN 46R, “Consolidation of Variable Interest Entities”, an interpretation of ARB 51, effective January 1, 2004, we have consolidated the assets, liabilities, and results of operations of a joint venture accounted for within the EM segment. As a result, assets for this segment have increased, and share of affiliate earnings has been reduced on a comparative basis.

(2)	Corporate includes items such as corporate governance costs, interest income and expense, environmental remediation expense, insurance recoveries, exploratory research and development expense, balance sheet currency translation gains and losses, any unallocated portion of shared services and discrete period tax items.

(3)	Earnings from continuing operations were taxed using our overall consolidated effective tax rate.

(4)	Prior year reclassifications have been made to conform to current year presentation.

					Adhesives
		Performance		Electronic	&
2002	Coatings	Chemicals	Monomers	Materials	Sealants	Salt	Corporate(2)	Total

Earnings (loss) from continuing operations before cumulative effect of accounting change (3,4)	$189	$57	$70	$(6)	$(1)	$45	$(144)	$210

Share of affiliate earnings, net	7	1	—	5	2	—	—	15

Depreciation	81	84	69	43	30	68	13	388
Amortization	14	14	—	24	8	8	1	69

Segment assets (4)	1,847	1,475	650	1,561	1,152	1,674	1,246	9,605
Capital additions	57	29	35	67	37	30	152	407

Notes:

(1)	In accordance with FIN 46R, “Consolidation of Variable Interest Entities,” an interpretation of ARB 51, effective January 1, 2004, we have consolidated the assets, liabilities, and results of operations of a joint venture accounted for within the EM segment. As a result, assets for this segment have increased, and share of affiliate earnings has been reduced on a comparative basis.

(2)	Corporate includes items such as corporate governance costs, interest income and expense, environmental remediation expense, insurance recoveries, exploratory research and development expense, balance sheet currency translation gains and losses, any unallocated portion of shared services and discrete period tax items.

(3)	Earnings from continuing operations were taxed using our overall consolidated effective tax rate.

(4)	Prior year reclassifications have been made to conform to current year presentation.
The table below presents sales by geographic area. Sales are attributed to the geographic location based on customer location and not on the geographic location from which goods were shipped. Long-lived assets are attributed to geographic areas based on asset location. We define long-lived assets as Land, Buildings and Equipment, Goodwill & Other Intangible Assets.

		European	Asia-Pacific
(in millions)	U.S.	Region	Region	Other	Total

2004
Net Sales	$3,373	$1,917	$1,342	$668	$7,300
Long-lived
Assets	4,976	751	304	287	6,318

2003
Net Sales	$3,029	$1,721	$1,089	$582	$6,421
Long-lived
Assets(1)	5,003	720	324	290	6,337

2002
Net Sales	$2,964	$1,365	$868	$530	$5,727
Long-lived
Assets(1)	5,140	672	384	280	6,476

Notes:

(1)	Certain prior year reclassifications have been made to conform to current year presentations.

Note 8: Pension Plans
Qualified Pension Plans
We sponsor and contribute to pension plans that provide defined benefits to U.S. and non-U.S. employees. Pension benefits earned are generally based on years of service and compensation during active employment. The following disclosures include amounts for both the U.S. and significant foreign pension plans.

(in millions)	2004		2003		2002
	U.S	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.

Components of net periodic pension (expense) income:
Service cost	$(55)	$(16)	$(49)	$(14)	$(45)	$(12)
Interest cost	(92)	(28)	(91)	(23)	(91)	(19)
Expected return on plan assets	124	32	138	27	149	25
Amortization of net gain existing at adoption of SFAS No. 87	—	1	—	1	—	—
Unrecognized prior service cost	(3)	(1)	(3)	—	(3)	—
Unrecognized net actuarial gain/(loss)	(8)	(3)	—	(1)	4	(2)

Net periodic pension (expense) income, excluding special items (1)	(34)	(15)	(5)	(10)	14	(8)

Settlement and curtailment (losses) gains	—	—	(10)	—	—	—
Special termination benefits	—	(2)	(24)	—	(33)	—

Special items (2)	—	(2)	(34)	—	(33)	—

Net periodic pension (expense) income	$(34)	$(17)	$(39)	$(10)	$(19)	$(8)

(1)	Amount represents traditional net periodic pension (expense) income components.

(2)	Settlement and curtailment (losses)/gains, and special termination benefits, which include severance and early retirement costs.

(3)	When compared with last year’s report, the 2003 net periodic pension (expense) and related disclosure figures have been adjusted by $7 million of special termination benefits that were granted during 2003 in the U.S. and the net amount recognized was increased by $5 million for the US plans due to a reclassification made to the prior year balance.
All of our plans have a measurement date of December 31, except our Rohm and Haas Japan Plan and our Japan Acrylic Plan, which have a measurement date of September 30.
Our global pension benefit obligation increased by $210 million in 2004 largely driven by lower discount rates used to calculate the net present value of plan liabilities and the negative impact of currency on converting non-U.S. plan obligations into U.S. dollars. The fair value of assets, largely due to the strong investment performance and to a lesser extent the favorable impact of currency on converting non-U.S. plan assets, increased by $63 million in 2004.
The impact of these movements had negative results on the U.S. based and non-U.S. based plans. U.S. plans reported a decline of $100 million in funded status as the growth in liabilities caused by lower discount rates more than offset higher asset levels. In addition, funded status for the non-U.S. plans continued to deteriorate, falling $47 million from a negative $123 million to $170 million as asset growth was not sufficient to offset the higher liabilities due to lower discount rates. The negative funded status of the overseas plans was compounded by the adverse currency impact caused by the weaker dollar.

Plan activity and status as of and for the years ended December 31, was as follows:

(in millions)	2004		2003
	U.S.	Non-U.S.	U.S.	Non-U.S.

Change in pension benefit obligation:

Pension benefit obligation at beginning of year	$1,492	$501	$1,408	$383
Service cost, excluding expenses	50	16	44	14
Interest cost	92	28	91	23
Participant contributions	—	2	—	2
Actuarial (gain) loss	118	34	71	24
Benefits paid	(151)	(20)	(108)	(21)
Reclassifications	—	—	—	16
Curtailments	—	—	—	(1)
Settlements	—	(1)	(38)	—
Special termination benefits (1)	—	2	24	—
Foreign currency translation adjustment	—	40	—	61

Pension benefit obligation at end of year	$1,601	$602	$1,492	$501

Change in plan assets:
Fair value of plan assets at beginning of year	$1,448	$378	$1,289	$279
Actual return on plan assets	168	24	315	42
Employer contribution	—	20	—	22
Participant contributions	—	2	—	2
Reclassifications	—	—	—	9
Divestitures	—	—	—	(1)
Settlements	—	(1)	(38)	—
Benefits paid	(151)	(20)	(108)	(21)
Administrative expenses	(8)	—	(10)	—
Foreign currency translation adjustment	—	29	—	46

Fair value of plan assets at end of year	$1,457	$432	$1,448	$378

Funded status (1)	$(144)	$(170)	$(44)	$(123)
Post measurement date contributions	—	1	—	—
Unrecognized transition asset	—	(1)	—	(2)
Unrecognized actuarial loss (1)	359	187	291	135
Unrecognized prior service cost	15	5	17	6

Net amount recognized	$230	$22	$264	$16

Amounts recognized in the statement of financial position:
Prepaid pension cost	$230	$9	$264	$7
Accrued benefit liability	—	(86)	—	(54)
Intangible asset	—	5	—	5
Accumulated other comprehensive income	—	94	—	58

Net amount recognized (1)	$230	$22	$264	$16

(1)	When compared with last year’s report, the 2003 net periodic pension (expense), and related disclosure figures have been adjusted by $7 million of special termination benefits that were granted during 2003 in the U.S. and the net amount recognized was increased by $5 million for the US plans due to a reclassification made to the prior year balance.

(in millions)	2004		2003
	U.S.	Non-U.S.	U.S.	Non-U.S.

Additional information:
Increase in minimum liability included in other comprehensive income	$—	$36	$—	$8
Accumulated benefit obligation	1,303	500	1,225	418

Plans for which accumulated benefit obligation exceeds assets:
Projected benefit obligation	$—	$(522)	$—	$(432)
Accumulated benefit obligation	—	(435)	—	(361)
Fair value of plan assets	—	349	—	309
The net assets of our defined benefit pension plans, which consist primarily of equity and debt securities, were measured at market value. Except where our equity is a component of an index fund, the plans are prohibited from holding shares of company stock. The target and actual plan asset allocation at December 31, 2004 and December 31, 2003, by asset category for U.S. and non-U.S. plans is as follows:

	Percentage of Plan Assets
	Targeted %		Actual %		Actual %
	2004		2004		2003
	US	Non-US	US	Non-US	US

Asset Category
Equity securities	66	60	68	61	72
Debt securities	21	32	18	33	17
Real Estate	7	—	7	—	6
Other	6	8	7	6	5

Total	100	100	100	100	100
Asset allocation targets are established based on the long-term return and volatility characteristics of the investment classes and recognize the benefit of diversification and the profiles of the plans’ liabilities. Our allocation is designed to ensure that there is less than a 5% probability of assets falling more than 25% in any given year and less than a 5% probability of negative returns over any five year period.
Significant actuarial assumptions are as follows:

	2004		2003
	U.S.	Non-U.S.	U.S.	Non-U.S.
	Plans	Plans	Plans	Plans

Weighted-average assumptions used to determine net cost for the period January 1, — December 31,
Discount rate	6.25%	5.73%	6.67%	5.83%
Expected return on plan assets	8.50%	7.40%	8.50%	7.42%
Rate of compensation increase	4.00%	4.16%	4.00%	3.93%

Weighted-average assumptions used to determine benefit obligation for years ended December 31,
Discount rate	5.80%	5.50%	6.25%	5.73%
Rate of compensation increase	4.00%	4.16%	4.00%	4.16%
To the extent the expected return on plan assets varies from the actual return, an actuarial gain or loss results.

The expected return on plan asset assumption is based on an estimated weighted average of long-term returns of major asset classes. In determining asset class returns, we take into account long-term returns of major asset classes, historical performance of plan assets and related value added of active management, as well as the current interest rate environment. Asset allocation is determined by an asset/liability study that takes into account plan demographics, asset returns and acceptable levels of risk.
We do not expect to make any contributions to the U.S. qualified pension plans in 2005. We expect to make approximately $25 million in contributions to the non-U.S. qualified pension plans in 2005.
Projected benefit payments, which reflect expected future service are as follows:

( in millions)	U.S.	Non-U.S.

2005	$90	$20
2006	96	21
2007	99	22
2008	106	23
2009	112	24
2010-2014	680	140
Non-Qualified Pension Plans
We have noncontributory, unfunded pension plans that provide supplemental defined benefits primarily to U.S. employees whose benefits under the qualified pension plan are limited by the Employee Retirement Income Security Act of 1974 and the Internal Revenue Code.
We have a non-qualified trust, referred to as a “rabbi” trust, to fund benefit payments under this pension plan. Rabbi trust assets are subject to creditor claims under certain conditions and are not the property of employees. Therefore, they are accounted for as corporate assets and are classified as other non-current assets. Assets held in trust at December 31, 2004 and 2003 totaled $59 million and $53 million, respectively.

(in millions)	2004	2003	2002

Components of net periodic pension (expense) income:
Service cost	$(1)	$(1)	$(2)
Interest cost	(9)	(9)	(9)
Unrecognized prior service cost	(1)	(1)	(1)
Other amortization, net	(4)	(3)	(3)

Net periodic pension (expense)/income	$(15)	$(14)	$(15)

Plan activity and status as of and for the years ended December 31, were as follows:

(in millions)	2004	2003

Change in pension benefit obligation:
Pension benefit obligation at beginning of year	$132	$144
Service cost, excluding expenses	1	1
Interest cost	9	9
Actuarial (gain)/loss	21	(7)
Benefits paid	(11)	(15)

Pension benefit obligation at end of year	$152	$132

Change in plan assets:
Fair value of plan assets at beginning of year	$—	$—
Employer contribution	11	15
Benefits paid	(11)	(15)

Fair value of plan assets at end of year	$—	$—

Funded status	(152)	(132)
Unrecognized actuarial loss	63	46
Unrecognized prior service cost	2	2

Net amount recognized	$(87)	$(84)

Amounts recognized in the statement of financial position:
Accrued benefit liability	$(143)	$(127)
Intangible asset	2	2
Accumulated other comprehensive income	54	41

Net amount recognized	$(87)	$(84)

Increase in minimum liability included in other comprehensive income	$13	$(2)
Significant actuarial assumptions are as follows:

	2004	2003

Weighted-average assumptions used to determine net cost for the period January 1, — December 31,:
Discount rate	6.25%	6.67%
Rate of compensation increase	4.00%	4.00%

Weighted-average assumptions used to determine benefit obligation for years ended December 31,:
Discount rate	5.80%	6.25%
Rate of compensation increase	4.00%	4.00%
Non-qualified plan contributions, which reflect expected future service are as follows:

(in millions)	Total

2005	$10
2006	10
2007	10
2008	11
2009	11
2010-2014	58

In 1997, we instituted a non-qualified savings plan for eligible employees in the U.S. The purpose of the plan is to provide additional retirement savings benefits beyond the otherwise determined savings benefits provided by the Rohm and Haas Company Employee Stock Ownership and Savings Plan (“the Savings Plan”.) Each participant’s contributions are notionally invested in the same investment funds as the participant has elected for investment in his or her Savings Plan account. For most participants, we contribute a notional amount equal to 60% of the first 6% of the amount contributed by the participant. Our matching contributions are allocated to deferred stock units. At the time of distribution, each deferred stock unit is distributed as one share of Rohm and Haas Company common stock. Employer contributions to this plan were $2 million and $1 million in 2004 and 2003, respectively.
Note 9: Employee Benefits

(in millions)	2004	2003

Postretirement health care and life insurance benefits	$400	$413
Unfunded supplemental pension plan	133	117
Long-term disability benefit costs	36	32
Foreign pension liabilities	86	54
Other	51	34

Total	$706	$650
The accrued postretirement benefit cost, unfunded supplemental pension plan costs, and long-term disability benefit costs are recorded in accrued liabilities (current) and employee benefits (non-current) in the Consolidated Balance Sheets.
We provide health care and life insurance benefits under numerous plans for substantially all of our domestic retired employees, for which we are self-insured. Most retirees are required to contribute toward the cost of such coverage. We also provide health care and life insurance benefits to some non-U.S. retirees.
The status of the plans at year-end was as follows:

(in millions)	2004	2003

Change in postretirement benefit obligation:
Benefit obligation at beginning of year	$464	$480
Service cost	5	5
Interest cost	28	29
Contributions	17	13
Actuarial (gain) loss	49	(10)
Medicare Rx Subsidy	(11)	—
Benefits paid	(58)	(57)
Curtailments	—	(2)
Foreign currency translation adjustment	3	6

Benefit obligation at end of year	$497	$464
Plan assets	—	—

Funded status	$(497)	$(464)
Unrecognized prior service cost	(15)	(17)
Unrecognized actuarial (gain) loss	67	29

Total (accrued) postretirement benefit obligation	$(445)	$(452)
Net periodic postretirement benefit cost includes the following components:

(in millions)	2004	2003	2002

Components of net periodic postretirement cost:
Service cost	$5	$4	$7
Interest cost	28	29	32
Net amortization	(2)	(2)	(1)

Net periodic postretirement cost	$31	$31	$38

In May 2004, the Financial Accounting Standards Board issued FASB Staff Position (FSP) FAS 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003” (the Act), which provides guidance on the accounting for the effects of the Act for employers that sponsor postretirement health care plans that provide drug benefits. The effect of the subsidy has reduced our 2004 accumulated postretirement benefit obligation by approximately $11 million and has reduced our annual benefit expenses by $1 million. Our estimates assume that our plans with defined dollar caps would not be eligible for the subsidy.
     Significant actuarial assumptions used for the U.S. plans are as follows:

	2004	2003	2002

Weighted-average assumptions for year-end APBO:
Discount rate	5.60%	6.25%	6.67%
Health care cost trend rate (current rate)	10.00%	10.00%	11.00%
Health care cost trend rate (ultimate rate)	5.00%	5.00%	5.00%
Health care cost trend rate (year ultimate rate reached)	2010	2009	2009

Weighted-average assumptions for annual expense:
Discount rate	6.25%	6.67%	7.25%
Health care cost trend rate (current rate)	10.00%	11.00%	9.00%
Health care cost trend rate (ultimate rate)	5.00%	5.00%	5.00%
Health care cost trend rate (year ultimate rate reached)	2009	2009	2010
The U.S. benefit obligation as of December 31, 2004 is based on a health care cost trend rate of 10% declining annually in 1% increments to a long-term rate of 5%. Different discount rates and trend rates are used for non-U.S. plans, which account for approximately 11% of the total benefit obligation as of December 31, 2004. The U.S. plan generally limits the company’s per-capita cost to double the 1992 cost. Different cost limits apply to some groups of participants, and there are some retirees to whom the limits do not apply. The limits greatly reduce the impact of health care cost trend rates on the benefit obligation and expense.
A one-percentage-point change in assumed health care cost trend rates would have approximately the following effects:

	1-Percentage Point		1-Percentage Point
	Increase		Decrease
(in millions)	2004	2003	2004	2003

Effect on total of service and interest cost components	$1	$1	$—	$(1)
Effect on postretirement benefit obligation	12	10	(9)	(8)
Projected benefit payments which reflect expected future service are as follows:

	Total net benefit
	payments before	Estimated amount
(in millions)	subsidy	of subsidy

2005	$45	$—
2006	45	1
2007	44	1
2008	42	1
2009	41	1
2010-2014	191	6

Note 10: Restricted Cash
At December 31, 2004, we classified $49 million as restricted cash. These funds were invested in cash equivalents, through a trust designed to financially assure state governments that we will meet environmental responsibilities with respect to plant operations. Such guarantees were previously satisfied through bank letters of credit.
Note 11: Receivables, net

(in millions)	2004	2003

Customers	$1,322	$1,209
Affiliates	17	13
Employees	8	3
Other	171	135

	1,518	1,360
Less: allowance for doubtful accounts	49	57

Total	$1,469	$1,303
Employee receivables are primarily comprised of relocation and education reimbursements for our employees.
Note 12: Inventories
Inventories consist of the following:

(in millions)	2004	2003

Finished products and work in process	$685	$642
Raw materials	117	128
Supplies	39	51

Total	$841	$821
Inventories are stated at the lower of cost or market. Cost is determined by the last-in, first-out (LIFO) inventory method for domestic inventories, which approximates 50% of the total inventory balance. The excess of replacement cost over the value of inventories based upon the LIFO method was $98 million and $53 million at December 31, 2004 and 2003, respectively. This increase is attributable to the significant increase in many of our raw material costs, particularly in the Monomers business. Liquidation of prior years’ LIFO inventory layers did not materially affect cost of goods sold in 2004, 2003 or 2002.
Note 13: Prepaid Expenses and Other Current Assets

(in millions)	2004	2003

Deferred tax assets	$172	$134
Prepaid expenses	62	90
Notes receivable from third parties	1	5
Other current assets	28	16

Total	$263	$245

Note 14: Land, Buildings and Equipment, net

(in millions)	2004	2003

Land	$141	$149
Buildings and improvements	1,744	1,721
Machinery and equipment	5,656	5,304
Capitalized interest	320	310
Construction in progress	166	222

	8,027	7,706
Less: accumulated depreciation	5,098	4,765

Total	$2,929	$2,941
The principal lives (in years) used in determining depreciation rates of various assets are: buildings and improvements (10-50); machinery and equipment (5-20); automobiles, trucks and tank cars (3-10); furniture and fixtures, laboratory equipment and other assets (5-10); capitalized software (5-7).
Gross book values of assets depreciated by accelerated methods totaled $806 million and $726 million at December 31, 2004 and 2003, respectively. Assets depreciated by the straight-line method totaled $7,221 million and $6,980 million at December 31, 2004 and 2003, respectively.
In 2004, 2003 and 2002 respectively, interest costs of $10 million, $18 million, and $20 million were capitalized. Amortization of such capitalized costs included in depreciation expense was $15 million in 2004, $15 million in 2003, and $14 million in 2002.
Depreciation expense was $419 million, $411 million and $388 million in 2004, 2003 and 2002, respectively.
Note 15: Goodwill and Other Intangible Assets, net
SFAS No. 142
Under SFAS No. 142, “Goodwill and Other Intangible Assets,” goodwill and certain indefinite-lived intangible assets are no longer amortized but instead are reviewed for impairment on an annual basis or more frequently if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. Fair value is estimated based upon forecasted cash flows discounted to present value using an appropriate discount rate.
Upon adoption of SFAS No. 142, we were required to perform a transitional impairment test. As a result, we recorded in 2002 a transitional impairment charge of $830 million ($773 million after-tax). The transitional impairment charge was reported as a cumulative effect of accounting change in the Consolidated Statement of Operations. The impairment consisted of a $668 million charge to goodwill and a $162 million ($105 million after-tax) charge to indefinite-lived intangible assets within the Salt segment. The after-tax charge was as follows: Coatings — $42 million; Electronic Materials — $281 million; Performance Chemicals — $230 million; and Salt — $220 million. The impairment charges were primarily the result of the economic downturn in the years leading up to 2002, which affected growth assumptions in certain key markets. In addition, customer consolidation in some areas has led to downward pressure on pricing and volume.
We completed our annual recoverability review as of May 31, 2004, 2003 and 2002 and determined that goodwill and indefinite-lived intangible assets were fully recoverable as of these dates.

Goodwill
The changes in the carrying amount of goodwill for the years ended December 31, 2004 and December 31, 2003, by business segment, are as follows:

					Adhesives
		Performance		Electronic	&
(in millions)	Coatings	Chemicals	Monomers	Materials	Sealants	Salt	Corporate	Total

Bal. as of Jan. 1, 2003 (1)	$317	$178	$18	$325	$476	$372	$—	$1,686
Goodwill related to acquisitions (2)	5	1	—	12	—	—	—	18
Currency effects (3)	10	7	—	—	7	—	—	24
Opening balance sheet adjustments (4)	(14)	(11)	—	(8)	(18)	(15)	—	(66)
Other (6)	2	2	—	(10)	3	3	—	—

Bal. as of Dec. 31, 2003 (1)	$320	$177	$18	$319	$468	$360	$—	$1,662
Goodwill related to acquisitions (2)	—	—	11	3	—	—	—	14
Currency effects (3)	3	7	—	—	3	—	—	13
Opening balance sheet adjustments (4)	(6)	(4)	—	(5)	—	(3)	—	(18)
Consolidation of JV (5)	—	—	—	53	—	—	—	53

Bal. as of Dec. 31, 2004	$317	$180	$29	$370	$471	$357	$—	$1,724

Notes:

(1)	Certain prior year balances have been reclassified to conform to the current year presentation.

(2)	Goodwill related to acquisitions is due to the following: Coatings – Ferro acquisition; Electronic Materials – Rodel acquisition; Performance Chemicals – Kureha acquisition; Monomers – European Monomer acquisition. See Note 2: Acquisitions and Dispositions of Assets for further detail.

(3)	Certain of our goodwill amounts are denominated in foreign currencies and are translated using the appropriate U.S. dollar exchange rate.

(4)	Represents adjustments to opening balance sheet assets and liabilities due primarily to settlement of certain tax related matters.

(5)	Represents the amount of goodwill resulting from the consolidation of a joint venture under FIN 46R. See Note 27: New Accounting Pronouncements

(6)	Certain reclassifications have occurred to align goodwill with appropriate business unit.
Other Intangible Assets
SFAS No. 142 established two broad categories of intangible assets: definite-lived intangible assets that are subject to amortization and indefinite-lived intangible assets which are not subject to amortization.
Indefinite-lived Intangible Assets
In connection with the adoption of SFAS No. 142, effective January 1, 2002, we identified certain intangible assets with indefinite lives in our Salt segment. Amortization of these assets ceased effective January 1, 2002. As part of our SFAS No. 142 transitional impairment review of indefinite-lived intangible assets, we recognized an impairment loss of $162 million ($105 million after-tax).
Finite-lived Intangible Assets
Finite-lived intangible assets are long-lived intangible assets, other than investments, goodwill and indefinite-lived intangible assets. They are amortized over their useful lives and are reviewed for impairment in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”

In June 2003, we recognized a $102 million, net impairment charge, of which $95 million was recorded to adjust the carrying value of certain finite-lived intangible assets to their fair values. Fair value was estimated based upon forecasted cash flows discounted to present value using an appropriate discount rate. The charge consisted of $80 million related to the Lamineer product line of the Powder Coatings business and $15 million associated with our Specialty Magnesia product line in the Performance Chemicals segment. The Lamineer charge was primarily the result of a sustained downturn in the office furniture market, while the $15 million Specialty Magnesia charge was primarily due to internal and external changes in the business. The charge was recorded as a provision for restructuring and asset impairments in the Consolidated Statement of Operations. See Note 3: Provision for Restructuring and Asset Impairments for additional information on the impairments.
The following table provides information regarding our intangible assets:

	At December 31, 2004			At December 31, 2003
	Gross			Gross
	Carrying	Accumulated		Carrying	Accumulated
(in millions)	Amount	Amortization	Net	Amount	Amortization	Net

Finite-lived Intangibles:
Customer list	$976	$(137)	$839	$974	$(113)	$861
Tradename	163	(30)	133	162	(26)	136
Developed technology	399	(131)	268	397	(105)	292
Patents, license agreements and other	157	(89)	68	170	(81)	89

	1,695	(387)	1,308	1,703	(325)	1,378

Indefinite-lived Intangibles:
Tradename	319	(20)	299	318	(20)	298
Strategic Location (1)	62	(4)	58	62	(4)	58

	381	(24)	357	380	(24)	356

Total	$2,076	$(411)	$1,665	$2,083	$(349)	$1,734

Notes:

(1)	Strategic location is a specific customer-related asset that recognizes the intangible value of our supply source in relation to a customer’s location.
Certain of our intangible assets are denominated in foreign currencies and are translated using the appropriate U.S. dollar exchange rate. During 2004, the total currency translation adjustment was $5 million, net and is included in gross carrying amount. In addition, $1 million of finite-lived intangibles were added during 2004 and $6 million in 2003 in connection with recent acquisitions. Under FIN 46R, we consolidated a joint venture for which we are the primary beneficiary. As a result, the carrying value of certain intangible assets has been reduced by $13 million, net (See Note 27: New Accounting Pronouncements). Amortization expense for finite-lived intangible assets was $62 million for the year ended 2004, compared to $67 million for the year ended December 31, 2003, and $69 million in 2002. Estimated future amortization expense during the next five years is $60 million in 2005, $58 million in 2006, $58 million in 2007, $58 million in 2008, and $58 million in 2009.
Note 16: Other Assets

(in millions)	2004	2003

Prepaid pension cost (see Note 8)	$239	$271
Rabbi trust assets (see Note 8)	59	53
Insurance receivables	28	28
Other employee benefit assets	24	18
Fair market value of interest rate swaps (see Note 5)	4	55
Other non-current assets	35	39

Total	$389	$464

Note 17: Short-Term Obligations

(in millions)	2004	2003

Other short-term borrowings	$66	$98
Current portion of long-term debt	11	10

Total	$77	$108
Generally, our short-term borrowings consist of bank loans with an original maturity of twelve months or less. As of December 31, 2004, we had uncommitted credit arrangements with financial institutions to provide local credit facilities to our foreign subsidiaries for working capital needs. At December 31, 2004 and 2003, $64 million and $74 million, respectively, was outstanding under such arrangements. The weighted-average interest rate of short-term borrowings was 4.6% and 6.0% at December 31, 2004 and 2003, respectively.
In November of 2003 and September of 2004, we entered into three-year receivables securitization agreements under which two of our operating subsidiaries in Japan sell a defined pool of trade accounts receivable without recourse to an unrelated third party financier who purchases and receives ownership interest and the risk of credit loss in those receivables. The transfers qualify for sales treatment under SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” The utilized balance under the receivables securitization agreements, $21 million at December 31, 2004 and $4 million at December 31, 2003, is not included in debt on the Consolidated Balance Sheets but rather is reflected as a reduction of receivables. Amounts sold related to these agreements totaled $57 million in 2004 and $4 million in 2003. The maximum availability under these agreements is $32 million. We continue to retain collection and administrative responsibilities in the receivables. When the third party financier sells the receivables the associated discount is accounted for as a loss on the sale of receivables and has been included in other expense in the Consolidated Statements of Operations. This discount was immaterial in 2004 and 2003. Due to the short-term nature of the non-interest bearing receivables sold, changes to the key assumptions would not materially impact the recorded loss on the sale of receivables.
Note 18: Long-Term Debt and Other Financing Arrangements
The following table illustrates the carrying value of long-term debt included in the Consolidated Balance Sheets at December 31, 2004 and 2003.

(in millions)	2004	2003

6.0% notes due 2007 (denominated in Euro)	$544	$504
TIBOR plus 0.45% notes due 2007 (denominated in Yen)	68	—
7.40% notes due 2009	500	500
8.74% obligation due through 2012	24	26
9.65% debentures due 2020	145	145
9.80% notes due 2020	105	111
7.85% debentures due 2029	882	882
3.50% notes due 2032 (denominated in Yen)	195	187
Fair market value adjustments	61	76
Other	50	52

	2,574	2,483
Less: current portion	11	10

Total	$2,563	$2,473
During 2002, we retired approximately $76 million of the 7.85% debentures due 2029, $38 million of the 9.50% notes due 2021 and $15 million of the obligation due 2012. These debt retirements resulted in an after-tax charge of $8 million.
In December of 2003, we retired early the $451 million 6.95% notes due in July 2004. This debt retirement resulted in an after-tax charge of $2 million.

On February 23, 2005, we announced the retirement of $400 million of our 7.4% notes due in 2009. The retirement will result in a loss of approximately $11 million, after tax and is expected to be consummated in March 2005.
In December 2004, we issued 7 billion yen-denominated variable rate notes due in December 2007. The interest rate is set semi-annually in June and December at TIBOR plus 0.45%. Interest is paid semi-annually in June and December.
The 9.65% debentures due 2020, previously issued by Morton, are credit-sensitive unsecured obligations of the company (Debentures). The coupon interest rate on the Debentures is subject to adjustment upon changes in the debt rating of the Debentures as determined by Standard and Poor’s Corporation or Moody’s Investors Service. Upon acquiring Morton, we recorded a fair market value adjustment on the Debentures, which is being amortized ratably over the remaining life of the Debentures. The remaining amount of this adjustment amounted to $20 million in 2004 and $21 million in 2003.
The remaining fair market value adjustments result from changes in the carrying amounts of certain fixed-rate borrowings that have been designated as being hedged. Of the $41 million in 2004, $4 million relates to outstanding interest rate swaps and $37 million relates to interest rate swaps on outstanding debt that were settled early. This $37 million will be recognized as reductions of interest expense over the remaining maturity of the related hedged debt. In 2003, all of the $55 million relates to outstanding interest rate swaps. See Note 5: Financial Instruments for a more complete discussion of interest rate swap agreements.
We have a revolving credit facility of $500 million, which expires October, 2006, that are carrying various interest rates and fees and is maintained for general corporate purposes including support for any future issuance of commercial paper. The commitment was unused at December 31, 2004 and 2003. No compensating balance is required for this revolving credit agreement. Our revolving credit and other loan agreements require that earnings before interest, taxes, depreciation and amortization, excluding certain items, exceed 3.5 times consolidated interest expense on a rolling four-quarter basis. There are no restrictions on the payment of dividends.
The aggregate amount of long-term debt maturing in each of the next five years is $11 million in 2005, $11 million in 2006, $624 million in 2007, $11 million in 2008, and $511 million in 2009.
During 2004, 2003 and 2002, we made interest payments, net of capitalized interest, of $139 million, $143 million and $139 million, respectively.
As of December 31, 2004, we were in compliance with all of our debt covenants.
Note 19: Accrued Liabilities

(in millions)	2004	2003

Salaries and wages	$212	$158
Interest	82	80
Sales incentive programs and other selling accruals	80	96
Taxes, other than income taxes	82	58
Employee benefits	95	88
Reserve for restructuring (see Note 3)	55	75
Insurance and legal	15	9
Reserve for environmental remediation (see Note 26)	33	30
Other	185	148

Total	$839	$742

Note 20: Other Liabilities

(in millions)	2004	2003

Reserves for environmental remediation (see Note 26)	$104	$97
Deferred revenue on supply contracts	49	54
Legal Contingencies	41	44
Asset retirement obligations	14	13
Other	18	30

Total	$226	$238
Our asset retirement obligations are primarily associated with the following: 1) the capping of certain brine and gas wells used by our Salt segment for the production of various products; and 2) the contractual requirement to remove or dismantle certain leasehold improvements at the end of the lease term. Changes in the carrying amount of our asset retirement obligations are as follows:

(in millions)

Balance as of January 1, 2003	$14
Liabilities settled	(2)
Accretion expense	1
Currency effects	1
Revisions in estimated cash flows	(1)

Balance as of December 31, 2003	$13
Liabilities settled	(1)
Accretion expense	1
Currency effects	1
Revisions in estimated cash flows	—

Balance as of December 31, 2004	$14
The liability for certain asset retirement obligations cannot currently be measured as the retirement dates are not yet determinable. We will recognize the liability when sufficient information exists to estimate a range of potential dates.
Note 21: Earnings (Loss) Per Share
The reconciliation from basic to diluted earnings (loss) per share is as follows:

	Earnings (Loss)	Shares	Per Share
(in millions, except per share amounts)	(Numerator)	(Denominator)	Amount

2004
Net earnings available to stockholders	$497	222.9	$2.23
Dilutive effect of options (1)		1.3

Diluted earnings per share	$497	224.2	$2.22

2003
Net earnings available to stockholders	$280	221.5	$1.26
Dilutive effect of options (1)		0.9

Diluted earnings per share	$280	222.4	$1.26

2002
Net loss to stockholders	$(570)	220.9	$(2.58)
Dilutive effect of options (1)		1.0

Diluted loss per share	$(570)	221.9	$(2.57)

Note:
(1)	There were approximately 1.2 million shares, 5.5 million shares and 5.4 million shares in 2004, 2003 and 2002, respectively, attributable to stock options that were excluded from the calculation of diluted earnings per share as the exercise price of the stock options was greater than the average market price.

Note 22: Stockholders’ Equity
We have an employee stock ownership and savings plan (“the Savings Plan”) where eligible employees may contribute up to 50% of qualified before-tax pay and up to 19% of after-tax pay to the Savings Plan, subject to the annual limit set by the IRS. We match the first 6% of the salary contributed at 60 cents on the dollar. We provide for the Savings Plan matching contributions with common shares through a leveraged Employee Stock Ownership Plan (ESOP).
The ESOP purchased 18.9 million shares (split adjusted) of our common stock in 1990. This purchase was financed by a 30 year loan guaranteed by the Company. The ESOP’s outstanding borrowings are shown as a reduction of stockholder’s equity. The loans are repaid by the ESOP from interest earnings on cash balances and common dividends on shares not yet allocated to participants, common dividends on certain allocated shares and Company cash contributions. Company cash contributions totaled $1 million in 2004, $3 million in 2003 and $4 million in 2002 and are included in interest expense.
Dividends paid on ESOP shares were $15 million, $13 million and $13 million in 2004, 2003 and 2002, respectively. These dividends were recorded net of the related U.S. tax benefits. The number of ESOP shares not allocated to plan members at December 31, 2004 and 2003 were 9.8 million and 10.5 million, respectively. All shares not allocated to plan members are considered outstanding for purposes of computing basic and diluted EPS.
We recorded compensation expense for the Savings Plan of $6 million in 2004, $7 million in 2003 and $6 million in 2002 for ESOP shares allocated to plan members. The allocation of shares from the ESOP is expected to fund a substantial portion of our future obligation to match employees savings plan contributions as the market price of Rohm and Haas stock appreciates. However, if the stock price does not appreciate, we would need to make additional contributions.
Stockholders’ Rights Plan
In 2000, we adopted a stockholders’ rights plan under which the Board of Directors declared a dividend of one preferred stock purchase right (Right) for each outstanding share of our common stock held of record as of the close of business on November 3, 2000. The Rights initially are deemed to be attached to the common shares and detach and become exercisable only if (with certain exceptions and limitations) a person or group has obtained or attempts to obtain beneficial ownership of 15% or more of the outstanding shares of our common stock or is otherwise determined to be an “acquiring person” by the Board of Directors. Each Right, if and when it becomes exercisable, initially will entitle holders of the Rights to purchase one one-thousandth (subject to adjustment) of a share of Series A Junior Participating Preferred Stock for $150 per one one-thousandth of a Preferred Share, subject to adjustment. Each holder of a Right (other than the acquiring person) is entitled to receive a number of shares of our common stock with a market value equal to two times the exercise price, or $300. The Rights expire, unless earlier exercised or redeemed, on December 31, 2010.
In December 2004, our Board of Directors authorized the repurchase of up to $1 billion of our common stock through 2008, with the timing of the purchases depending on market conditions and other priorities for cash.
Note 23: Accumulated Other Comprehensive Income (Loss)
The components of accumulated other comprehensive income (loss) are as follows:

(in millions)	2004	2003	2002

Cumulative translation adjustments	$25	$22	$(67)
Minimum pension liability adjustments	(101)	(71)	(75)
Net loss on derivative instruments	(4)	(3)	(2)

Accumulated other comprehensive loss	$(80)	$(52)	$(144)

Note 24: Stock Compensation Plans
We have various stock-based compensation plans for directors, executives and employees. The majority of our stock-based compensation grants through 2004 were made in restricted stock, restricted stock units and non-qualified stock options. Prior to 2003, we accounted for these plans under APB Opinion No. 25, “Accounting for Stock Issued to Employees.” Accordingly, no compensation expense was recognized for stock options. Effective January 1, 2003, we prospectively adopted the fair value method of recording stock-based compensation as defined in SFAS No. 123, “Accounting for Stock-Based Compensation.” As a result, we began to expense the fair value of stock options that were awarded to employees after January 1, 2003. Total compensation expense recognized in the Consolidated Statement of Operations for stock options was $6 million in 2004 and $3 million in 2003.
On December 16, 2004, the Financial Accounting Standards Board (FASB) issued FASB Statement No. 123 (revised 2004), “Share-Based Payment,” which is a revision of FASB Statement No. 123, “Accounting for Stock-Based Compensation.” FASB Statement No. 123 revised (the Statement) requires all share-based payments to employees including grants of employee stock options to be recognized in the financial statements based on their fair values. The Statement is effective for public companies at the first interim or annual period beginning after June 15, 2005. We have assessed the impact of the Statement on our financial statements and believe there will be no material impact upon adoption.
All employee stock option and restricted stock awards are expensed over their respective vesting periods, which are typically three years for stock options and three to five years for restricted stock awards. The value of compensation expense is equal to the fair value on the date of grant. We calculate the fair value of stock options utilizing the Black-Scholes fair value model. The fair value of restricted stock awards is equal to the average of the high and low price of Rohm and Haas Company shares on the date of grant. Total compensation expense recognized for restricted stock awards was $12 million, $8 million and $3 million in 2004, 2003 and 2002, respectively.
1999 Stock Plan
Under this plan, as amended in 2001 and 2004, we may grant as options or restricted stock up to 29 million shares of common stock with no more than 3 million of these shares granted to any employee as options over a five-year period. No more than 50% of the shares in this plan can be issued as restricted stock. Awards under this plan may be granted to our employees and directors. Options granted under this plan in 2004, 2003 and 2002 were granted at the fair market value on the date of grant and generally vest over three years expiring within 10 years of the grant date. Restricted stock awards issued in 2004 totaled 558,471 at a weighted average grant-date fair value of $40.64 per share. Stockholders amended this plan at the 2004 Annual Meeting of Stockholders. Additional information is available in our 2004 Proxy Statement.
Non-Employee Directors’ Stock Plan of 1997
Under the 1997 Non-Employee Directors’ Stock Plan, directors receive half of their annual retainer in deferred stock. Each share of deferred stock represents the right to receive one share of our common stock upon leaving the board. Directors may also elect to defer all or part of their cash compensation into deferred stock. Annual compensation expense is recorded equal to the number of deferred stock shares awarded multiplied by the market value of our common stock on the date of award. Additionally, directors receive dividend equivalents on each share of deferred stock, payable in deferred stock, equal to the dividend paid on a share of common stock. As a result of provisions of the “American Jobs Creation Act of 2004” enacted in November 2004, we intend to replace the Non-Employee Directors’ Stock Plan of 1997 with a new plan to be voted on by the stockholders at the May 2005 Annual Meeting of Stockholders. The new plan will have the provisions required by this legislation but will otherwise have the same terms as the old plan.
Rohm and Haas Company Non-Qualified Savings Plan
Under this plan, as amended in 2003, employees above a certain level can add to their retirement savings by deferring compensation into the plan. We match 60% of participant’s contributions, up to 6% of the participant’s compensation in Rohm and Haas Stock Units that are rights to acquire shares of Rohm and Haas Company common stock. Participants can also make an irrevocable election to convert restricted stock on which restrictions are about to lapse into Rohm and Haas Stock Units. We do not match these elections. Due to the adoption of the “American Jobs Creation Act of 2004,” enacted in November 2004, we intend to replace the Rohm and Haas Company Non-Qualified Savings Plan with a new plan to be voted on by the stockholders at the May 2005 Annual

Meeting of Stockholders. The new plan will have the provisions required by this legislation but will otherwise have the same terms as the old plan.
A summary of our stock options as of December 31 is presented below:

	2004		2003		2002
		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
	Shares (000s)	Price	Shares (000s)	Price	Shares (000s)	Price

Outstanding at beginning of year	11,246	$34.29	11,519	$34.18	7,999	$30.59
Granted	737	40.20	1,220	28.94	4,411	38.88
Forfeited	(163)	36.62	(301)	37.27	(200)	36.82
Exercised	(1,589)	30.27	(1,192)	27.01	(691)	21.77

Outstanding at end of year	10,231	35.30	11,246	34.29	11,519	34.18

Options exercisable at year end	7,541	34.90	6,713	33.64	5,460	30.64
Weighted-average fair value options granted during the year		$12.08		$8.11		$13.12
The Black-Scholes option-pricing model was used to estimate the fair value for each grant made under the Rohm and Haas plan during the year. The following are the weighted-average assumptions used for all shares granted in the years indicated:

	2004	2003	2002

Dividend yield	2.24%	2.84%	2.06%
Volatility	33.85	34.48	34.36
Risk-free interest rate	3.32	3.08	4.76
Expected life	6 years	6 years	6 years
The following table summarizes information about stock options outstanding and exercisable at December 31, 2004:

	Options Outstanding		Options Exercisable
		Weighted-Average
Range of	Number	Remaining Life	Weighted-Average	Number	Weighted-Average
Exercise Prices	Outstanding (000s)	(Years)	Exercise Price	Exercisable (000s)	Exercise Price

$18-27	691	2.29	$24.41	691	$24.41
27-36	3,999	5.73	31.46	3,221	32.05
36-45	5,541	6.57	39.44	3,629	39.43

Note 25: Leases
We lease certain properties and equipment used in our operations, primarily under operating leases. Most lease agreements require minimum lease payments plus a contingent rental based upon equipment usage and escalation factors. Total net rental expense incurred under operating leases amounted to $82 million in 2004, $81 million in 2003 and $75 million in 2002.
Total future minimum lease payments under the terms of non-cancelable operating leases are as follows:

(in millions)

2005	$62
2006	$48
2007	$34
2008	$20
2009	$14
Thereafter	$50
Note 26: Contingent Liabilities, Guarantees and Commitments
There is a risk of environmental impact in chemical manufacturing operations. Our environmental policies and practices are designed to ensure compliance with existing laws and regulations and to minimize the possibility of significant environmental impact.
The laws and regulations under which we operate require significant expenditures for capital improvements, the operation of environmental protection equipment, environmental compliance and remediation. Future developments and even more stringent environmental regulations may require us to make additional unforeseen environmental expenditures. Our major competitors are confronted by substantially similar environmental risks and regulations.
We are a party in various government enforcement and private actions associated with former waste disposal sites, many of which are on the U.S. Environmental Protection Agency’s (EPA) National Priority List, and we have been named a potentially responsible party (PRP) at approximately 140 inactive waste sites where remediation costs have been or may be incurred under the Federal Comprehensive Environmental Response, Compensation and Liability Act and similar state statutes. In some of these cases we may also be held responsible for alleged property damage. We have provided for future costs at certain of these sites. We are also involved in corrective actions at some of our manufacturing facilities.
We consider a broad range of information when we determine the amount necessary for remediation accruals, including available facts about the waste site, existing and proposed remediation technology and the range of costs of applying those technologies, prior experience, government proposals for this or similar sites, the liability of other parties, the ability of other PRPs to pay costs apportioned to them and current laws and regulations. We assess the accruals quarterly and update as additional technical and legal information becomes available. However, at certain sites, we are unable, due to a variety of factors, to assess and quantify the ultimate extent of our responsibility for study and remediation costs. Among the sites for which we have accrued liabilities are both non-company-owned Superfund sites and company facilities. Our significant sites are described in more detail below.
➢ Wood-Ridge Site
In Wood-Ridge, New Jersey, Morton International (Morton) and Velsicol Chemical Corporation (Velsicol) have been held jointly and severally liable for the cost of remediation of environmental problems associated with a mercury processing plant (Site) acquired by a Morton predecessor. As of the date we acquired Morton, Morton disclosed and accrued for certain ongoing studies related to the Site. Additional data gathering has delayed completion of these studies. In our allocation of the purchase price of Morton, we accrued for additional study costs and additional remediation costs based on the ongoing studies.
Our exposure at the Site will depend in part on the results of attempts to obtain contributions from others believed to share responsibility. In 2001, Velsicol stopped paying its share of expenses. Velsicol’s indemnitor, Fruit of the Loom, Inc., has been reorganized under Chapter 11 bankruptcy and was discharged of its responsibility for this Site after a payment to us of approximately $1 million. In 2002, the bankruptcy court approved a government settlement entered into with Velsicol, Fruit of the Loom, and other parties, which created a fund to be used to respond to the Velsicol liabilities at several sites, including Wood-Ridge. Although Morton has contractual rights against Velsicol for payment of a share of remedial costs that are not affected by the government settlement, Velsicol has initiated litigation to substitute the fund described above in all documents and agreements connected with the Wood-Ridge site. Regardless of the outcome of the litigation, we believe Velsicol’s ability to pay is limited.
In addition, we paid $225,000 for the EPA to develop a work plan for a separate study of contamination in Berry’s Creek, which runs near the Site, and of the surrounding wetlands. Preparation of this work plan is underway. In 2002, the EPA requested information relating to sources of contamination in Berry’s Creek; we understand this request was sent to over ninety potentially responsible parties. Today, there is much uncertainty as to what will be required to address Berry’s Creek, but cleanup costs could be very high and our share of these costs could be material to the results of our operations, cash flows and consolidated financial position.
➢ Moss Point
During 1996, the EPA notified Morton of possible irregularities in water discharge monitoring reports filed by its Moss Point, Mississippi plant in early 1995. Morton investigated and identified other environmental issues at the plant. Although at the date of acquisition Morton had accrued for some remediation and legal costs, we revised these accruals as part of the allocation of the purchase price of Morton based on our discussions with the authorities and on the information available as of June 30, 2000. In 2000, we reached agreement with the EPA, the Department of Justice and the State of Mississippi, resolving these historical environmental issues. The agreement received court approval in early 2001. The accruals established for this matter were sufficient to cover the costs of the settlement. As a part of this agreement, 23 of the former Morton chemical facilities were subject to environmental audit by an independent consultant. Findings were provided to the government and discussions with the government on potential penalties are underway. All operations at this facility have now been terminated. Environmental investigation and interim remedial measures are proceeding pursuant to the court approved agreement.
In December 2002, a complaint was filed in Mississippi on behalf of over 700 plaintiffs against Morton, Rohm and Haas, Joseph Magazzu, a former Morton employee, and the Mississippi Department of Environmental Quality alleging personal injury and property damage caused by environmental contamination. Since then, similar complaints were filed in Mississippi on behalf of an additional 1,800 plaintiffs. These are individual plaintiffs since Mississippi procedural rules do not permit class actions. At this time, we see no basis for these claims and we will vigorously defend these cases.
➢ Paterson
We closed the former Morton plant at Paterson, New Jersey in December 2001, and are currently undertaking remediation of the site under New Jersey’s Industrial Site Recovery Act. Investigation of contamination of shallow soils and groundwater is nearly complete, with further investigation of deeper groundwater ongoing. Remediation systems for product and shallow groundwater recovery are in operation. Removal of most of the contaminated soil is complete and further soil remediation measures are under design. We are in negotiations with the United States Department of Justice to resolve claims under the Clean Air Act relating to a 1998 explosion at this location.
➢ Picillo
We have agreed to participate in a binding arbitration to resolve contribution claims against us by a group of companies performing remediation of the Picillo Superfund site in Rhode Island.
➢ Groundwater Treatment and Monitoring
Major remediation for certain sites, such as Kramer, Whitmoyer, Woodlands and Goose Farm has been completed. We are continuing groundwater remediation and monitoring programs. Reserves for these costs have been established.
➢ Company Manufacturing Facilities
We also have accruals for corrective action programs under governmental environmental laws at several of our manufacturing sites. The more significant of these accruals, in addition to those presented above, have been recorded for the following sites: Bristol, Pennsylvania; Philadelphia, Pennsylvania; Houston, Texas; Louisville, Kentucky; Ringwood, Illinois; Apizaco, Mexico; Jacarei, Brazil; Jarrow, UK; Lauterbourg, France and Mozzanica, Italy. We are in discussions with the EPA regarding possible enforcement arising out of an environmental inspection in 2000 at our Houston facility.

➢ Remediation Reserves and Reasonably Possible Amounts
Our reserves for environmental remediation are recorded appropriately as current and long-term liabilities in the Consolidated Balance Sheets. The amounts charged to earnings pre-tax for environmental remediation and related charges are presented below.

(in millions)	Balance

December 31, 2002	$123
Amounts charged to earnings	23
Spending	(19)

December 31, 2003	127
Amounts charged to earnings	30
Spending	(20)

December 31, 2004	$137

Our reserves represent those costs that we believe to be probable and reasonably estimable. Other costs, which have not met the definition of probable, but are reasonably possible and estimable, have been included in our disclosure of reasonably possible loss contingencies. In addition to accrued environmental liabilities, we have identified reasonably possible loss contingencies related to environmental matters of approximately $80 million and $84 million at December 31, 2004 and 2003, respectively.
Further, we have identified other sites, including our larger manufacturing facilities, where additional future environmental remediation may be required, but these loss contingencies cannot be reasonably estimated at this time. These matters involve significant unresolved issues, including the number of parties found liable at each site and their ability to pay, the outcome of negotiations with regulatory authorities, the alternative methods of remediation and the range of costs associated with those alternatives. We believe that these matters, when ultimately resolved, which may be over an extended period of time, will not have a material adverse effect on our consolidated financial position or consolidated cash flows, but could have a material adverse effect on consolidated results of operations or cash flows in any given period.
We have actively pursued lawsuits over insurance coverage for certain environmental liabilities. It is our practice to reflect environmental insurance recoveries in the results of operations for the quarter in which the litigation is resolved through settlement or other appropriate legal processes. These resolutions typically resolve coverage for both past and future environmental spending. We settled with several of our insurance carriers and recorded earnings pre-tax of approximately $13 million, $58 million and $76 million for the years ended December 31, 2004, 2003 and 2002, respectively.
Other Litigation
In February 2003, we were served with European Commission Decisions requiring submission to investigations in France and the United Kingdom, a search permit in Japan from the Japanese Fair Trade Commission, an order for the production of records and information in Canada and two grand jury records subpoenas in the United States all relating to a global antitrust investigation of the plastics additives industry. We subsequently received a request for additional information from the Japanese Fair Trade Commission. The Japanese Fair Trade Commission brought proceedings against named Japanese plastics additives producers but did not initiate action against Rohm and Haas. We do not expect further action in the Japanese investigation. We are cooperating fully with all governmental authorities.
In addition, we are a party to eight private civil antitrust actions that have been consolidated in the U.S. District Court for the Eastern District of Pennsylvania, including one that originally had been filed in State Court in Ohio. These actions have been brought against Rohm and Haas and other producers of plastics additives products by direct purchasers of these products and seek civil damages as a result of alleged violations of the antitrust laws. The named plaintiffs in each of these actions are seeking to sue on behalf of all similarly situated purchasers of plastics additives products. Federal law provides that persons who have been injured by violations of Federal antitrust law may recover three times their actual damages plus attorneys’ fees. Ohio state antitrust law provides for double damage indemnity. In May 2004, another lawsuit was filed in State Court in California seeking to recover damage on behalf of California’s indirect purchasers of plastics additives products. In January 2005, an indirect purchaser case was filed in State Court in Tennessee seeking to recover damages on behalf of a class of indirect purchasers residing in Tennessee and 22 other states and the District of Columbia, and another lawsuit was filed in State Court in Vermont seeking damages on behalf of a class of Vermont indirect purchasers. Also in January 2005, a direct purchaser of Plastics Additives products filed a lawsuit in the U.S. District Court for the District of Ohio alleging its own individual claims for damages. In February 2005, three additional indirect purchaser cases were filed in State Courts in Nebraska, Ohio and Arizona. We do not believe any of these cases have merit and will vigorously defend against them.
There has been increased publicity about asbestos liabilities faced by manufacturing companies. In the past, many companies with manufacturing facilities had asbestos on their premises. As a result of the bankruptcy of asbestos producers, plaintiffs’ attorneys are increasing their focus on peripheral defendants, including our Company, which had asbestos on its premises. Historically, these premises cases have been dismissed or settled for minimal amounts because of the minimal likelihood of exposure at our facilities. As the asbestos producers are bankrupted, the demands against companies with older manufacturing facilities of any type in the United States, such as our Company, are increasing. We have reserved amounts for premises asbestos cases that we currently believe are probable and estimable; we cannot reasonably estimate what our asbestos costs will be if the current situation deteriorates and there is no tort reform.
There are also pending lawsuits filed against Morton related to employee exposure to asbestos at a manufacturing facility in Weeks Island, Louisiana with additional lawsuits expected. We expect that most of these cases will be dismissed because they are barred under worker’s compensation laws; however, cases involving asbestos-caused malignancies may not be barred under Louisiana law. Subsequent to the Morton acquisition, we commissioned medical studies to estimate possible future claims and recorded accruals based on the results.
Morton has also been sued in connection with asbestos related matters in the former Friction Division of the former Thiokol Corporation, which merged with Morton in 1982. Settlement amounts to date have been minimal and many cases have closed with no payment. We estimate that all costs associated with future Friction Division claims, including defense costs, will be well below our insurance limits.
In 2004, we received approximately $13 million from insurance carriers to resolve our environmental and other claims. Similar to previous settlements reached by us with solvent insurance carriers, the payments to us are in exchange for the “buy back” of the policies.
We are also parties to litigation arising out of the ordinary conduct of our business. Recognizing the amounts reserved for such items and the uncertainty of the ultimate outcomes, it is our opinion that the resolution of all these pending lawsuits, investigations and claims will not have a material adverse effect, individually or in the aggregate, upon our results of operations, cash flows or our consolidated financial position.
Indemnifications
In connection with the divestiture of several of our operating businesses, we have agreed to retain, and/or indemnify the purchaser against certain liabilities of the divested business, including liabilities relating to defective products sold by the business or environmental contamination arising or taxes accrued prior to the date of the sale. Our indemnification obligations with respect to these liabilities may be indefinite as to duration and may or may not be subject to a deductible, minimum claim amount or cap. As such, it is not possible for us to predict the likelihood that a claim will be made or to make a reasonable estimate of the maximum potential loss or range of loss. No Company assets are held as collateral for these indemnifications and no specific liabilities have been established for such guarantees.
Note 27: New Accounting Pronouncements

➢	Variable Interest Entities
In December 2003, the FASB issued FASB Interpretation No. 46R, “Consolidation of Variable Interest Entities.” FIN 46R requires that a variable interest be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or entitled to receive a majority of the entity’s residual returns or both. We adopted the provisions of FIN 46R as of January 1, 2004.
We are the primary beneficiary of a joint venture deemed to be a variable interest entity. Each joint venture partner holds several equivalent variable interests, with the exception of a royalty agreement held exclusively between the joint venture and Rohm and Haas. In addition, the entire output of the joint venture is sold to

Rohm and Haas for resale to third party customers. As the primary beneficiary, we have consolidated the joint venture’s assets, liabilities, and results of operations in our consolidated financial statements. Creditors and other beneficial holders of the joint venture have no recourse to the general credit of the company. As we previously accounted for this entity as an equity method investment the cumulative impact of consolidation was not material to our net income. We did not consider this a variable interest entity at the initial adoption date, however based on our subsequent evaluation, we concluded this entity should be consolidated under FIN 46R. Accordingly, we have revised the prior period classification of our 2004 quarterly results in footnote 28 to properly reflect the consolidated results of this variable interest entity effective January 1, 2004.
We hold a variable interest in a joint venture, accounted for under the equity method of accounting. The variable interest relates to a cost-plus arrangement between the joint venture and each joint venture partner. We have determined that Rohm and Haas is not the primary beneficiary and therefore have not consolidated the entity’s assets, liabilities, and results of operations in our consolidated financial statements. The entity provides manufacturing services to us and the other joint venture partner, and has been in existence since 1999. As of December 31, 2004, our investment in the joint venture totals approximately $43 million, representing our maximum exposure to loss.

➢	Pensions and Other Postretirement Benefits
In December 2003, the FASB issued a revision to SFAS No. 132R, “Employers’ Disclosures about Pensions and Other Postretirement Benefits,” to improve financial statement disclosure for defined benefit plans. This statement requires additional disclosures about the assets (including plan assets by category), obligations and cash flows of defined pension plans and other defined benefit postretirement plans. It also requires reporting of various elements of pension and other postretirement benefit costs on a quarterly basis. Generally, the disclosure requirements are effective for interim periods beginning after December 15, 2003; however, information about foreign plans is effective for fiscal years ending after June 15, 2004. Rohm and Haas Company adopted the revised SFAS No. 132 during the quarter ended March 31, 2004.

➢	Medicare Prescription Drug, Improvement and Modernization Act of 2003
In May 2004, the Financial Accounting Standards Board issued FASB Staff Position (FSP) FAS 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003” (the Act), which provides guidance on the accounting for the effects of the Act for employers that sponsor postretirement health care plans that provide drug benefits. The Act provides the opportunity for a Medicare eligible retiree to obtain a prescription drug benefit under Medicare, or for sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to the benefit established by law, a Federal subsidy with tax-free payments commencing in 2006. Under FSP FAS 106-2, the effect of the Federal subsidy is accounted for as a deferred gain, which would reduce our future benefit expense. The effect of the subsidy has reduced our 2004 accumulated postretirement benefit obligation by approximately $11 million and will reduce our annual benefit expense by $1 million. Our estimates assume that our plans with defined dollar caps would not be eligible for the subsidy.

➢	Stock-Based Compensation
We grant various types of stock-based compensation to directors, executives and employees. The majority of our stock-based compensation is awarded in the form of restricted stock, restricted stock units and non-qualified stock options. Effective January 1, 2003, we prospectively adopted the fair value method of recording stock-based compensation as defined in SFAS No. 123, “Accounting for Stock-based Compensation.” As a result, in 2003 we began to expense the fair value of stock options that were awarded to employees after January 1, 2003. Prior to 2003, we accounted for stock options using the intrinsic method in accordance with APB Opinion No. 25, “Accounting for Stock Issued to Employees.” Under this method, no compensation expense was recognized for stock options awarded prior to 2003.
The Disclosure requirements of SFAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure,” which allowed us to adopt SFAS No. 123 prospectively, provide that the pro forma net earnings and net earnings per share be presented as if the fair value based method had been applied to all awards granted to employees, not just awards granted after the date of adoption. Since we chose the prospective method of expensing stock options, the actual stock-based compensation expense recorded in 2004 and 2003 was less than the amount calculated for this pro forma requirement.
In December 2004, the Financial Accounting Standards Board (FASB) amended FAS 123, “Accounting for Stock-Based Compensation.” This Statement supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and its related implementation guidance. This Statement eliminates the prospective option we have applied under SFAS 148 and requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values beginning with the first interim or annual period after June 15, 2005. Due to the fact that the majority of our options issued prior to the date we adopted SFAS 123 will have vested as of June 15, 2005, the revised computations will not have a material impact on our financial statements.

➢	Inventory Costs
In November 2004, the FASB issued SFAS No. 151, “Inventory Costs, an amendment of ARB No. 43, Chapter 4.” SFAS No. 151 amends Accounting Research Bulletin No. 43, Chapter 4, to clarify that abnormal amounts of idle facility expense, freight, handling costs and wasted materials (spoilage) should be recognized as current-period charges. In addition, SFAS No. 151 requires that allocation of fixed production overhead to inventory be based on the normal capacity of the production facilities. SFAS No. 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The adoption is not expected to have a material impact on our results of operations, financial position or cash flows.

➢	Foreign Earnings Repatriation
FASB Staff Position No. 109-2, “Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004” (FSP 109-2), provides guidance under FASB Statement No. 109, “Accounting for Income Taxes,” with respect to recording the potential impact of the repatriation provisions of the American Jobs Creation Act of 2004 (the “Jobs Act”) on enterprises’ income tax expense and deferred tax liability. The Jobs Act was enacted on October 22, 2004. The Act creates a temporary incentive for U.S. corporations to repatriate income earned abroad principally for earnings that have previously been deemed permanently reinvested by providing a dividends received deduction for certain dividends from controlled foreign corporations. We have not previously deemed our foreign earnings as permanently reinvested and have fully provided for taxes on unremitted foreign earnings. As a result we do not expect that FSP 109-2 will have a material impact on our results of operations, financial position or cash flows.

➢	Qualified Production Activities Deduction
FASB Staff Position No. FAS 109-1, “Application of FASB Statement No.109, Accounting for Income Taxes, to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004,” provides guidance on applying the deduction for income from qualified domestic production activities. The deduction will be phased in from 2005 through 2010. The Act also provides for a two-year phase out of the existing extra-territorial income exclusion (ETI) for foreign sales. The deduction will be treated as a “special deduction” as described in FASB Statement No. 109. As such, the special deduction has no effect on deferred tax assets and liabilities existing at the enactment date. Rather, the impact of this deduction will be reported in the period in which the deduction is claimed on our tax return. We do not expect the net effect of the phase out of the ETI and the phase in of this new deduction to result in a material change in our effective tax rate for fiscal years 2005 and 2006, based on current earnings levels.

NOTE 28: Summarized Quarterly Data (unaudited)
Quarterly Results of Operations (unaudited) (2004 Quarterly Reports)

	1st	2nd	3rd	4th	Year
(in millions, except share data)	Quarter(1)	Quarter(1)	Quarter(1)	Quarter	2004

Net sales	$1,832	$1,801	$1,803	$1,864	$7,300
Gross profit (3)	528	527	530	544	2,129

Restructuring and asset impairments	(2)	3	—	17	18

Earnings from continuing operations before cumulative effect of accounting change	114	118	137	127	496

Net earnings	114	118	137	128	497

Basic earnings per share, in dollars:
From continuing operations(2)	0.51	0.53	0.61	0.56	2.22
Net earnings(2)	0.51	0.53	0.61	0.57	2.23

Diluted earnings per share, in dollars
From continuing operations(2)	0.51	0.52	0.61	0.56	2.21
Net earnings(2)	0.51	0.52	0.61	0.57	2.22

Notes:

(1)	Amounts differ from those disclosed in the quarterly report filed on Form 10-Q due to the consolidation of a variable interest entity previously recorded as an equity method investment. (See Note 27)

(2)	Earnings per share for the year may not equal the sum of quarterly earnings per share due to changes in weighted average share calculations.

(3)	Reclassified to conform to current year presentation.
Quarterly Results of Operations (unaudited) (2003 Quarterly Reports)

	1st	2nd	3rd	4th	Year
(in millions , except share data)	Quarter	Quarter	Quarter	Quarter	2003

Net sales	$1,613	$1,570	$1,591	$1,647	$6,421
Gross profit (3)	449	460	467	537	1,913

Restructuring and asset impairments	5	146	5	40	196

Earnings (loss) from continuing operations before cumulative effect of accounting change	82	(3)	100	109	288

Net earnings (loss)	74	(3)	100	109	280

Basic earnings (loss) per share, in dollars

From continuing operations(1) (2)	0.37	(0.02)	0.45	0.49	1.30
Net earnings (loss) (2)	0.33	(0.02)	0.45	0.49	1.26

Diluted earnings (loss) per share, in dollars

From continuing operations(1) (2)	0.37	(0.02)	0.45	0.49	1.30
Net earnings (loss) (2)	0.33	(0.02)	0.45	0.49	1.26

Notes:

(1)	Before cumulative effect of accounting change.

(2)	Earnings (loss) per share for the year may not equal the sum of quarterly earnings (loss) per share due to changes in weighted average share calculations.

(3)	Reclassified to conform to current year presentation.